Exhibit 10.1

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CREDIT AGREEMENT

among

AVID TECHNOLOGY, INC.
as Borrower

THE LENDERS NAMED HEREIN
as Lenders

and

KEYBANK NATIONAL ASSOCIATION
as Lead Arranger, Sole Book Runner, Administrative Agent and Issuing Lender

_____________________

dated as of
June 22, 2015
_____________________

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TABLE OF CONTENTS

Page
ARTICLE I. DEFINITIONS                                        7
Section 1.1. Definitions                                         7
Section 1.2. Accounting Terms                                    39
Section 1.3. Terms Generally                                    40
ARTICLE II. AMOUNT AND TERMS OF CREDIT                        40
Section 2.1. Amount and Nature of Credit                            40
Section 2.2. Revolving Credit Commitment                            41
Section 2.3. Interest                                         44
Section 2.4. Evidence of Indebtedness                                45
Section 2.5. Notice of Loans and Credit Events; Funding of Loans                45
Section 2.6. Payment on Loans and Other Obligations                        46
Section 2.7. Prepayment                                        47
Section 2.8. Commitment and Other Fees                            48
Section 2.9. Modifications to Commitment                            48
Section 2.10. Computation of Interest and Fees                            49
Section 2.11. Mandatory Payments                                49
Section 2.12. Swap Obligations Make-Well Provision                        50
ARTICLE III. ADDITIONAL PROVISIONS RELATING TO EURODOLLAR LOANS; INCREASED CAPITAL; TAXES                                            50
Section 3.1. Requirements of Law                                50
Section 3.2. Taxes                                        51
Section 3.3. Funding Losses                                    52
Section 3.4. Eurodollar Rate Lending Unlawful; Inability to Determine Rate            52
Section 3.5. Discretion of Lenders as to Manner of Funding                    53
ARTICLE IV. CONDITIONS PRECEDENT                            53
Section 4.1. Conditions to Each Credit Event                            53
Section 4.2. Conditions to the First Credit Event                        54
Section 4.3. Post-Closing Conditions                                56
ARTICLE V. COVENANTS                                     56
Section 5.1. Financial Statements, Reports, Certificates                        56
Section 5.2. Collateral Reporting                                    58
Section 5.3. Existence and Permits                                58
Section 5.4. Maintenance of Properties                                58
Section 5.5. Taxes                                        58
Section 5.6. Insurance                                        58
Section 5.7. Inspection                                        59
Section 5.8. Compliance with Laws                                59
Section 5.9. Environmental                                    59
Section 5.10. [Reserved]                                        60
Section 5.11. Formation of Subsidiaries                                60
Section 5.12. Further Assurances                                    61
Section 5.13. Locations of Inventory and Equipment                        62
Section 5.14. Indebtedness                                    62

Section 5.15. Liens                                        62
Section 5.16. Restrictions on Fundamental Changes                        62
Section 5.17. Disposal of Assets                                    62
Section 5.18. Change Name                                    63
Section 5.19. Nature of Business                                    63
Section 5.20. Prepayments and Amendments                            63
Section 5.21. Restricted Payments                                64
Section 5.22. Accounting Methods                                65
Section 5.23. Investments; Controlled Investments                        65
Section 5.24. Transactions with Affiliates                            65
Section 5.25. Use of Proceeds                                    66
Section 5.26. [Reserved]                                        67
Section 5.27. Sale-Leasebacks                                    67
Section 5.28. Burdensome Agreements                                67
Section 5.29. Notice                                        67
Section 5.30. Flood Hazard                                    67
Section 5.31. Pari Passu Ranking                                68
Section 5.32. Guaranty Under Material Indebtedness Agreement                68
Section 5.33. Financial Covenants                                68
ARTICLE VI. REPRESENTATIONS AND WARRANTIES                    68
Section 6.1. Due Organization and Qualification                        68
Section 6.2. Due Authorization; No Conflict                            69
Section 6.3. Governmental Consents                                69
Section 6.4. Binding Obligations; Perfected Liens                        69
Section 6.5. Title to Assets; No Encumbrances                            70
Section 6.6. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims                            70
Section 6.7. Litigation                                        70
Section 6.8. Compliance with Laws                                70
Section 6.9. No Material Adverse Change                            71
Section 6.10. Fraudulent Transfer; Solvency                            71
Section 6.11. Employee Benefits                                    71
Section 6.12. Environmental Condition                                72
Section 6.13. Intellectual Property                                72
Section 6.14. Leases                                        72
Section 6.15. Deposit Accounts and Securities Accounts                    72
Section 6.16. Complete Disclosure                                72
Section 6.17. Material Contracts                                    73
Section 6.18. Patriot Act                                        73
Section 6.19. Indebtedness                                    73
Section 6.20. Taxes                                        73
Section 6.21. Margin Stock                                    74
Section 6.22. Governmental Regulation                                 74
Section 6.23. OFAC/Anti-Corruption Laws                            74
Section 6.24. Employee and Labor Matters                            74
Section 6.25. Locations of Equipment                                74
Section 6.26. Inventory Records                                    75
Section 6.27. Use of Proceeds                                    75

Section 6.28. No Default                                        75
Section 6.29. Insurance                                        75
Section 6.30. No Insolvency Proceeding                                75
ARTICLE VII. EVENTS OF DEFAULT                                75
Section 7.1. Payments                                        75
Section 7.2. Special Covenants                                    75
Section 7.3. Other Covenants                                    75
Section 7.4. Judgments                                        76
Section 7.5. Solvency                                        76
Section 7.6. Discontinue Business                                76
Section 7.7. Cross Default                                    76
Section 7.8. Representations and Warranties                            76
Section 7.9. Guarantor of Payment                                 76
Section 7.10. Security                                        76
Section 7.11. Validity of Loan Documents                            77
Section 7.12. ERISA Default                                    77
Section 7.13. [Reserved]                                        77
Section 7.14. Change in Control                                    77
ARTICLE VIII. REMEDIES UPON DEFAULT                            77
Section 8.1. Optional Defaults                                    77
Section 8.2. Automatic Defaults                                    77
Section 8.3. Letters of Credit                                    77
Section 8.4. Offsets                                        78
Section 8.5. Equalization Provisions                                78
Section 8.6. Collateral                                        78
Section 8.7. Other Remedies                                    79
Section 8.8. Application of Proceeds                                79
ARTICLE IX. THE ADMINISTRATIVE AGENT                            80
Section 9.1. Appointment and Authorization                             80
Section 9.2. Note Holders                                    81
Section 9.3. Consultation With Counsel                                81
Section 9.4. Documents                                         81
Section 9.5. Administrative Agent and Affiliates                            81
Section 9.6. Knowledge or Notice of Default                            82
Section 9.7. Action by Administrative Agent                            82
Section 9.8. Release of Collateral or Guarantor of Payment                    82
Section 9.9. Delegation of Duties                                82
Section 9.10. Indemnification of Administrative Agent                        82
Section 9.11. Successor Administrative Agent                            83
Section 9.12. Issuing Lender                                    83
Section 9.13. Administrative Agent May File Proofs of Claim                    83
Section 9.14. No Reliance on Administrative Agent’s Customer Identification Program    84
Section 9.15. Other Agents                                    84
ARTICLE X. MISCELLANEOUS                                    84
Section 10.1. Lenders’ Independent Investigation                        84
Section 10.2. No Waiver; Cumulative Remedies                            85
Section 10.3. Amendments, Waivers and Consents                        85

Section 10.4. Notices                                        86
Section 10.5. Costs, Expenses and Documentary Taxes                        86
Section 10.6. Indemnification                                    87
Section 10.7. Obligations Several; No Fiduciary Obligations                    87
Section 10.8. Execution in Counterparts                                87
Section 10.9. Binding Effect; Borrower’s Assignment                        87
Section 10.10. Lender Assignments                                87
Section 10.11. Sale of Participations                                89
Section 10.12. Replacement of Affected Lenders                        90
Section 10.13. Patriot Act Notice                                    90
Section 10.14. Severability of Provisions; Captions; Attachments                90
Section 10.15. Investment Purpose                                90
Section 10.16. Entire Agreement                                    91
Section 10.17. Limitations on Liability of the Issuing Lenders                    91
Section 10.18. General Limitation of Liability                            91
Section 10.19. No Duty                                        91
Section 10.20. Legal Representation of Parties                            92
Section 10.21. Governing Law; Submission to Jurisdiction                    92
Jury Trial Waiver                                            93

Exhibit A    Form of Revolving Credit Note
Exhibit B    Form of Notice of Loan
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Assignment and Acceptance Agreement

Schedule 1        Commitments of Lenders
Schedule 2        Guarantors of Payment
Schedule 3        Pledged Interests
Schedule 4        Mortgaged Real Property
Schedule 4.3        Negotiable Collateral
Schedule 5        Remaining WF L/C’s and Bank Guarantees
Schedule 5.2        Collateral Reporting
Schedule 5.14        Permitted Indebtedness
Schedule 5.15        Permitted Liens
Schedule 5.19        Nature of Business
Schedule 5.20        Specified Intercompany Advances
Schedule 5.23        Permitted Investments
Schedule 6.1        Capitalization of Each Credit Party
Schedule 6.6(a)    States/Jurisdictions of Organization
Schedule 6.6(b)    Chief Executive Offices
Schedule 6.6(c)    Organizational Identification Numbers
Schedule 6.7        Litigation
Schedule 6.13(a)    Intellectual Property
Schedule 6.13(b)    Specified Intellectual Property
Schedule 6.15        Deposit Accounts and Securities Accounts
Schedule 6.17        Material Contracts
Schedule 6.25        Locations of Inventory and Equipment
Schedule 6.29        Insurance

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 22nd day of June, 2015 among:

(a)    AVID TECHNOLOGY, INC., a Delaware corporation (the “Borrower”);

(b)    the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c)    KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”) and the Issuing Lender.

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the U.C.C.

“Account Debtor” means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding Equity Interests of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.9(b)(i) hereof.

“Additional Documents” means that term as defined in Section 5.12 hereof.

“Additional Lender” means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to the Administrative Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b)(ii) hereof.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter between the Borrower and the Administrative Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affected Lender” means a Defaulting Lender, an Insolvent Lender or a Downgraded Lender.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means that term as defined in the first paragraph of this agreement.

“Alternate Currency” means any currency, other than Dollars, agreed to by the Administrative Agent and that shall be freely transferable and convertible into Dollars.

“Alternate Currency Letter of Credit” means a Letter of Credit issued in an Alternate Currency, in an aggregate amount for all such Letters of Credit not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) of the Letter of Credit Commitment.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010, as amended, or any other anti-corruption law applicable to the Companies.

“Applicable Margin” means (a) one hundred (100.00) basis points with respect to Base Rate Loans, and (b) two hundred (200.00) basis points with respect to Eurodollar Loans.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender, or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit D.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Available Liquidity” means, at any date, the sum of (a) the aggregate unrestricted cash on hand of the Credit Parties held at financial institutions located in the United States (it being understood, for the avoidance of doubt, that funds held in the Stock Repurchase Account are considered restricted funds), plus (b) the Revolving Credit Availability.

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Administrative Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Administrative Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means any one or more of the following financial products or accommodations extended to a Company by the Administrative Agent or any Lender (or an affiliate of a Lender): (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards or (e) any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate, and (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Base Rate.

“Board of Directors” means, as to any Credit Party, the board of directors (or comparable managers) of such Credit Party or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in New York, New York, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, should be accounted for as capital lease on the balance sheet of such Person.

“Capitalized Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capped Call Counterparty” means Jefferies International Limited (or an affiliate thereof) and its successors and assigns, or another Person reasonably acceptable to the Administrative Agent.

“Capped Call Hedge Agreements” means the call options or capped call options (or substantially equivalent derivative transactions) on the Borrower’s common stock entered into in connection with the issuance of the Convertible Notes with the Capped Call Counterparty which are intended to reduce the potential dilution to the common stock of the Borrower and/or offset any cash payments that the Borrower would otherwise be required to make in excess of the principal amount of the Convertible Notes upon conversion of the Convertible Notes.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s, (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,000), (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,0000), having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“CFC” means a Controlled Foreign Corporation, as such term is defined in Section 957 of the Code.

“Change in Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), that does not own at least five percent (5%) of the Equity Interests as of the Closing Date, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than thirty-five percent (35%) of the Equity Interests of the Borrower having the right to vote for the election of members of the Board of Directors; (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), that owns more than five percent (5%) of the Equity Interests as of the Closing Date, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty (50%) percent of the Equity Interests of the Borrower having the right to vote for the election of members of the Board of Directors; (c) any time during any period of twenty-four (24) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in clause (i) above that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in clauses (i) and (ii) above that constituted, at the time of such election or nomination, at least a majority of that board of directors; (d) the occurrence of a “Fundamental Change” as defined in the Convertible Note Indenture; or (e) the Borrower fails to own and control, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Credit Party except as permitted under this Agreement.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Revolving Amount” means Thirty-Five Million Dollars ($35,000,000).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets or property of any sort in which any Credit Party has granted, or purported to grant, a security interest or other Lien to the Administrative Agent, for the benefit of the Lenders, pursuant to any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Credit Party’s books and records, Equipment or Inventory, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Commercial Tort Claim” means a commercial tort claim, as that term is defined in the U.C.C.

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Increase Period” means the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 10.10 hereof).

“Commitment Period” means the period from the Closing Date to December 15, 2019; or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

“Companies” means the Borrower and all Subsidiaries of the Borrower.

“Company” means the Borrower or a Subsidiary of the Borrower.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit C.

“Consolidated” means the resultant consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.9 hereof.

“Consolidated EBITDA” means EBITDA, as determined on a Consolidated basis.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, short‑term, long‑term and Subordinated Indebtedness, if any) of the Borrower, as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of the Borrower for such period, as determined on a Consolidated basis.

“Control Agreement” means a Deposit Account Control Agreement or Securities Account Control Agreement.

“Convertible Note Common Stock” means the common stock of the Borrower issued in connection with the conversion of the Convertible Notes into Equity Interests of the Borrower.

“Convertible Note Indenture” means the Indenture by and between the Borrower and the trustee party thereto with respect to the Convertible Notes.

“Convertible Note Transactions” means the transactions entered into in connection with the issuance of the Convertible Notes, including without limitation the transactions contemplated by Convertible Note Indenture and the Capped Call Hedge Agreements.

“Convertible Notes” means the Convertible Notes issued by the Borrower pursuant to the Convertible Note Indenture.

“Copyright Security Agreement” means that term as defined in the Security Agreement.

“Cost Plus Payment” means that term as defined in Section 5.24(d) hereof.

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, or the issuance (or amendment or renewal) by the Issuing Lender of a Letter of Credit.

“Credit Party” means the Borrower, and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Defaulting Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has failed (which failure has not been cured) to fund any Loan or any participation interest in Letters of Credit required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from the Administrative Agent or the Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; or (d) has failed to pay to the Administrative Agent or any other Lender when due an amount owed by such Lender to the Administrative Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured. Any Defaulting Lender shall cease to be a Defaulting Lender when the Administrative Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Deposit Account” means a deposit account, as that term is defined in the U.C.C.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement among a Credit Party, the Administrative Agent and a depository institution, dated on or after the Closing Date, to be in form and substance reasonably satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Dollar Equivalent” means, with respect to an Alternate Currency Letter of Credit or any draw made thereunder, the Dollar equivalent of the amount of such Alternate Currency Letter of Credit or draw made thereunder, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date of any such determination for the purchase of the relevant Alternate Currency with Dollars for delivery on such date.

“Downgraded Lender” means a Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody’s or Standard & Poor’s, or any other nationally recognized statistical rating organization recognized as such by the SEC, and that has been designated by the Administrative Agent, in its reasonable discretion, as a Downgraded Lender. Any Downgraded Lender shall cease to be a Downgraded Lender when the Administrative Agent determines, in its reasonable discretion, that such Downgraded Lender is no longer a Downgraded Lender based upon the characteristics set forth in this definition.

“EBITDA” means, with respect to a Person or assets, on a consolidated basis, for any period, in accordance with GAAP, the net earnings of such Person for such period plus (a) the sum, without duplication of the following amounts of such Person to the extent deducted in computing such net earnings during such period:
(i)    interest expense;

(ii)    tax expense based on income, profits on capital including federal, foreign, state, franchise and similar taxes;

(iii)    depreciation, amortization (including amortization of intangibles and any non-cash charges for impairment of such intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period);

(iv)    other non-cash expenses or charges (including stock based compensation expense and non-cash foreign currency losses but excluding any such non-cash expense or charge to the extent that it represents an accrual of or reserve for cash expenses or charges in any future period or amortization of a prepaid cash expense or charge that was paid in a prior period) of such Person or assets;

(v)    losses on sales or other dispositions of assets or write-downs of fixed or intangible assets and divested or discontinued operations;

(vi)    one-time charges incurred in connection with the restatement of the Borrower’s financial statements and costs associated therewith, provided that such charges are factually supportable and in an aggregate amount not to exceed (A) Twenty-One Million Dollars ($21,000,000) for the four fiscal quarters of the Borrower ending June 30, 2015, (B) Fourteen Million Dollars ($14,000,000) for the four fiscal quarters of the Borrower ending September 30, 2015, (C) Six Million Dollars ($6,000,000) for the four fiscal quarters of the Borrower ending December 31, 2015, and (D) Two Million Dollars ($2,000,000) for the four fiscal quarters of the Borrower ending March 31, 2016;

(vii)    any non-cash expense computed on a last-in first-out basis;
(viii)    costs and expenses in such period to the extent actually reimbursed by third parties in such period pursuant to indemnification, contribution or other reimbursement obligations to the extent that such amounts so reimbursed are not otherwise already included in the calculation of net earnings;
(ix)    one-time customary charges, costs, fees and expenses of such Person or assets (on a consolidated basis) payable in connection with the (1) Orad Acquisition, (2) the Loan Documents, and (3) the Convertible Note Transactions, provided that such fees and expenses are factually supportable; and
(x)    the sum of the following amounts, but only to the extent that the aggregate amount added-back to net earnings pursuant to this clause (x) does not exceed fifteen percent (15%) of EBITDA as calculated pursuant to this definition without reference to this clause (x):

(A)    one-time charges incurred in connection with restructuring activities or other non-recurring costs associated with the execution of cost saving projects (including severance costs for such period made to former or current employees of any Credit Party), provided that such charges are factually supportable;
(B)    one-time customary charges, costs, fees and expenses of such Person or assets (on a consolidated basis) payable in connection with an acquisition (other than the Orad Acquisition) (including, without limitation, any indebtedness or equity issued to finance such acquisition), provided that such costs, fees and expenses are factually supportable;
(C)    expenses incurred in connection with Permitted Investments (other than Permitted Acquisitions), provided that such expenses are factually supportable;

(D)    one-time unusual or extraordinary costs or losses (including losses incurred in connection with the sale of assets), provided that such costs or losses are factually supportable;

(E)    non-recurring expenses for such period incurred in connection with the settlement of litigation that is not in the ordinary course of business, provided that such expenses are factually supportable;

(F)    non-recurring integration transaction costs in connection with Permitted Acquisitions and other Investments permitted by Section 6.3 hereof (other than transactions solely between (1) any Credit Party or any of its Subsidiaries and (2) another Credit Party or any of its Subsidiaries), provided that such costs are factually supportable; and

(G)    exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations;
less (b) the sum, without duplication, of the following amounts of such Person to the extent included in computing such net earnings during such period:
(i)    one-time unusual or extraordinary income or gains (including gains incurred in connection with the sale of assets);

(ii)    interest income;

(iii)    exchange, translation, or performance gains relating to any hedging transactions or foreign currency fluctuations; and
(iv)    all non-cash items increasing net earnings for the period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period and excluding amortization of deferred revenue).

For the purposes of calculating EBITDA for any period, if at any time during such period (and after the Closing Date), Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by the Borrower and the Administrative Agent or in such other manner reasonably acceptable to the Administrative Agent) as if any such Permitted Acquisition or adjustment occurred on the first day of such period.

“Eligible Transferee” means (a) any Lender (other than an Affected Lender), any affiliate of a Lender and any Approved Fund, and (b) any commercial bank, insurance company, investment or mutual fund or other Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) that extends credit or buys loans of the type made hereunder as part of its principal business; provided that no Company, no Affiliate of a Company, nor any Person acting at the direction of, or in concert with, any such Person, shall be an Eligible Transferee.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any other employee benefit plan, program or arrangement, that is sponsored, maintained or contributed to by any Credit Party or any of its Subsidiaries, or with respect to which any Credit Party or any of its Subsidiaries has any liability, contingent or otherwise, including by reason of an affiliation with any ERISA Affiliate.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, demand, investigation, request for information, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of or compliance with Environmental Laws or releases of Hazardous Materials (a) from or relating to any assets, properties, or businesses of any Credit Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated, disposed of or transported by any Credit Party, or any of their predecessors in interest.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, authorizations, certificates, approvals, registrations, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, natural resources, or regulation of the discharge of substances, including without limitation Hazardous Materials, into, the environment.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment, as that term is defined in the U.C.C.

“Equity Interests” means, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s stock or partnership, limited liability company or other equity or ownership interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of stock of (or other equity interests in) such Person, all of the securities convertible into or exchangeable for shares of stock of (or other equity interests in) such Person and all warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other equity interests), but excluding (a) any debt security (including the Convertible Notes) that is convertible into or exchangeable for any such shares (or such other equity interests) and (b) any stock appreciation rights, interests in phantom equity plans or similar rights or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any Person whose employees are treated as employed by the same employer as the employees of any Credit Party or any Subsidiary of a Credit Party under Section 414(b) of the Code, (b) any trade or business whose employees are treated as employed by the same employer as the employees of any Credit Party or any Subsidiary of a Credit Party under Section 414(c) of the Code, (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any organization that is a member of an affiliated service group of which any Credit Party or any of its Subsidiaries is a member under Section 414(m) of the Code, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any Person that is a party to an arrangement with any Credit Party or any Subsidiary of a Credit Party and whose employees are aggregated with the employees of any Credit Party or any Subsidiary of a Credit Party under Section 414(o) of the Code.

“ERISA Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA, for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, with respect to any Pension Plan, (b) the withdrawal of any Credit Party or ERISA Affiliate from a Pension Plan, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan administrator, (e) any event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or any Multiemployer Plan, (f) the imposition of a Lien on the assets of any Credit Party or any ERISA Affiliate pursuant to the Code or ERISA in connection with any Pension Plan or Multiemployer Plan, or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of such a Lien, (g) the partial or complete withdrawal of any Credit Party or ERISA Affiliate from a Multiemployer Plan, or the receipt by any Credit Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability, (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of Section 430(i) of the Code, (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code, (l) any Credit Party or ERISA Affiliate incurring a funding liability with respect to any Pension Plan by reason of a substantial cessation of operations within the meaning of Section 4062(e) of ERISA, (m) the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the Code or ERISA (including Section 412 of the Code or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the Code or ERISA (including Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan or (o) any similar event or condition with respect to a Foreign Plan that would be a Pension Plan or a Multiemployer Plan if it had been based in the United States, but only to the extent that such event could reasonably be expected to have a Material Adverse Effect.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Administrative Agent (or an affiliate of the Administrative Agent, in the Administrative Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by the Administrative Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Credit Party and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties), at the time such guarantee or grant of security interest of such Credit Party becomes, or would become, effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is, or becomes, illegal.

“Excluded Taxes” means, in the case of the Administrative Agent and each Lender, (a) taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located, (b) (i) any withholding tax that is imposed by the United States on amounts payable to a Non-U.S. Lender at the time such Non-U.S. Lender first becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.2(a) or (ii) any withholding tax that is imposed by the United States on amounts payable to a Non-U.S. Lender that is attributable to such Non-U.S. Lender’s failure to comply with Section 3.2(c) hereof, and (c) any U.S. Federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.

“Flood Insurance Laws” means, collectively (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Foreign Plan” means any employee benefit plan that is established or maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority) primarily for the benefit of current or former employees residing outside the United States that is an Employee Benefit Plan or with respect to which any Credit Party has any liability, actual or contingent.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the Borrower; provided that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.
“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Person that shall execute and deliver a Guaranty of Payment to the Administrative Agent, or become a party by joinder to a Guaranty of Payment subsequent to the Closing Date.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by a Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Hazardous Materials” means (a) any substance, material, or chemical defined, regulated or listed in, or otherwise classified pursuant to, any Environmental Law, including those defined, regulated or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or polychlorinated biphenyls.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Immaterial Subsidiary” means a Company that (a) has aggregate assets (after elimination of intercompany debt and revenues) (on a Consolidated basis including its Subsidiaries) as of the last day of the most recently completed fiscal period of the Borrower for which financial statements have been delivered pursuant to Section 5.1(a) or (b) hereof that did not exceed two and one-half percent (2.5%) of the total assets of the Companies on a Consolidated basis as of such date, and (b) whose gross revenues (after elimination of intercompany debt and revenues) (on a Consolidated basis including its Subsidiaries) for such period did not exceed two and one-half percent (2.5%) of the gross revenues of the Companies on a Consolidated basis for such period; provided that (i) no guarantor of any Material Indebtedness Agreement shall be an Immaterial Subsidiary, and (ii) with respect to Companies that are classified as Immaterial Subsidiaries, if (A) the aggregate amount of the total assets of all such Immaterial Subsidiaries (after elimination of intercompany debt and revenues) exceeds seven and one-half percent (7.5%) of the total assets of the Borrower (as determined on a Consolidated basis) as of the end of the most recently completed fiscal quarter of the Borrower, or (B) the aggregate amount of the total gross revenues of all such Immaterial Subsidiaries (after elimination of intercompany debt and revenues) exceeds seven and one-half percent (7.5%) of the total gross revenues of the Borrower (as determined on a Consolidated basis) as of the end of the most recently completed fiscal quarter of the Borrower; then, in each case, the Borrower shall promptly designate one or more of such Companies to no longer be an Immaterial Subsidiary and cause each such Company to become a Guarantor of Payment pursuant to Section 5.11 hereof.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Equity Interests of such Person, (h) all indebtedness of the types referred to in subparts (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Person, (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, and (j) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (i) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or foreign bankruptcy or insolvency law in the United States or any foreign jurisdiction, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insolvent Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has become or is not Solvent or is the subsidiary of a Person that has become or is not Solvent; or (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any Insolvent Lender shall cease to be an Insolvent Lender when the Administrative Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement executed and delivered by each Credit Party and the Administrative Agent, the form and substance of which is reasonably satisfactory to the Administrative Agent.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of the Borrower, on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, or three months, in each case as the Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that, if the Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, the Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers, directors and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issuing Lender” means, as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent either shall be unable to issue or the Administrative Agent shall agree that another Lender may issue, a Letter of Credit, such other Lender as shall be acceptable to the Administrative Agent and shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Lenders.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Lender” means that term as defined in the first paragraph of this Agreement and, as the context requires, shall include the Issuing Lender.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Issuing Lender for the account of the Borrower or a Guarantor of Payment (or the Borrower and a Foreign Subsidiary as co-applicants with respect to an Alternate Currency Letter of Credit), including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) three hundred sixty‑four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) thirty (30) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Five Million Dollars ($5,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by the Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the undrawn amount of such Letter of Credit, multiplied by (b) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day divided by three hundred sixty (360).

“Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (as of the end of the most recently completed fiscal quarter of the Borrower); to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of the Borrower).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, attachment, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means a Revolving Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, the Intercompany Subordination Agreement, each Security Document, and the Administrative Agent Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its material obligations under any Loan Document to which it is a party, or (c) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Contract” means each contract or agreement, the loss or violation of which could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness Agreement” means any agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Credit Party equal to or in excess of the principal amount of Five Million Dollars ($5,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.9(a) hereof, (b) increases pursuant to Section 2.9(b) hereof, and (c) assignments of interests pursuant to Section 10.10 hereof; provided that the Maximum Amount of the Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

“Maximum Rate” means that term as defined in Section 2.3(c) hereof.

“Maximum Revolving Amount” means Fifty Million Dollars ($50,000,000), as such amount may be reduced pursuant to Section 2.9(a) hereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), dated on or after the Closing Date, relating to the Mortgaged Real Property, executed and delivered by a Credit Party, to further secure the Secured Obligations, as the same may from time to time be amended, restated or otherwise modified.

“Mortgaged Real Property” means each parcel of Real Property owned by a Credit Party, as set forth on Schedule 4 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in each of the Mortgages.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA which is subject to the provisions of Title IV or Section 302 of ERISA and with respect to which any Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate has an obligation to contribute, or has any liability, contingent or otherwise, or could be assessed Withdrawal Liability assuming a complete withdrawal from any such plan.

“Negotiable Collateral” means that term as defined in the Security Agreement.

“New Material Indebtedness Guarantor” means that term as defined in Section 5.11 hereof.

“New Material Indebtedness Guaranty” means that term as defined in Section 5.11 hereof.

“Non‑Consenting Lender” means that term as defined in Section 10.3(c) hereof.

“Non-U.S. Lender” means that term as defined in Section 3.2(c) hereof.

“Note” means a Revolving Credit Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit B.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by the Borrower or any other Credit Party to the Administrative Agent, the Issuing Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans, and all obligations of the Borrower or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with Letters of Credit; (e) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease (a) under which any Company is also bound as the lessor or sublessor, or (b) arising incidental to or as part of any Sale and Leaseback Transaction permitted pursuant to this Agreement.

“Orad Acquisition” means the Acquisition described in the Orad Acquisition Agreement.

“Orad Acquisition Agreement” means that certain Transaction Agreement and Plan of Merger Agreement, dated as of April 12, 2015, among Avid Technology, Inc., as acquirer, Messinio Ltd., as target company, and Orad Hi-Tech Systems Ltd., as absorbing company.
“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or under any other Loan Document, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means that term as defined in Section 10.11 hereof.

“Patent Security Agreement” means that term as defined in the Security Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means any employee benefit plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code, and that is sponsored, maintained, or contributed to by any Credit Party, subsidiary of a Credit Party or ERISA Affiliate, or with respect to which any Credit Party, Subsidiary or ERISA Affiliate has any material liability, contingent or otherwise.

“Permitted Acquisition” means:

(a)    the Orad Acquisition, so long as the Administrative Agent shall have received the Orad Acquisition Agreement and no provisions of the Orad Acquisition Agreement shall have been amended, modified or waived that would be materially adverse to the interests of the Lenders without the consent of the Administrative Agent; and

(b)    any other Acquisition so long as:

(i)    no Default or Event of Default shall have occurred and be continuing as of the date of such Acquisition or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual;

(ii)    the Borrower has provided the Administrative Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be determined on a basis reasonably acceptable to the Administrative Agent created by adding the historical combined financial statements of Borrower and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period on a pro forma basis if applicable) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, the Credit Parties are in compliance with the financial covenants set forth in Section 5.33 hereof recomputed as of the last day of the most recently completed fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.1(a) or Section 5.1(b) hereof, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance;

(iii)    immediately after giving effect to the consummation of the proposed Acquisition, (A) the Credit Parties shall have Available Liquidity in an amount equal to or greater than Twenty Million Dollars ($20,000,000), of which at least Ten Million Dollars ($10,000,000) is comprised of unrestricted cash on hand of the Credit Parties held at financial institutions in the United States, and (B) the Leverage Ratio, after giving pro forma effect to such Acquisition, is at least 0.25x below the Leverage Ratio requirement then in effect, as set forth in Section 5.33(a) hereof;

(iv)    the assets being acquired or the Person whose Equity Interests is being acquired has EBITDA, after giving effect to pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, determined as if the combination had been accomplished at the beginning of the relevant period, in an amount greater than Zero Dollars ($0) for the twelve (12) consecutive month period most recently concluded prior to the date of the proposed Acquisition;

(v)     the Borrower has provided the Administrative Agent not later than five Business Days prior to the anticipated closing date of the proposed Acquisition, drafts of the proposed acquisition agreement and other material agreements relative to the proposed Acquisition;

(vi)    the assets being acquired (other than a de minimis amount of assets in relation to Credit Parties’ total assets), or the Person whose Equity Interests is being acquired, are useful in or engaged in, as applicable, the business of Credit Parties or a business reasonably related thereto; and

(vii)    the subject assets or Equity Interests, as applicable, are being acquired directly by a Credit Party and, in connection therewith, the applicable Credit Party shall have complied with Section 5.11 or 5.12, as applicable, of this Agreement within the time periods applicable thereto.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means:

(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, obsolete or not used or useful in the ordinary course of business;

(b)    sales of Inventory to buyers in the ordinary course of business;

(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(d)    the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(e)    the granting of Permitted Liens;

(f)    the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(g)    any involuntary loss, damage or destruction of property;

(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i)    the leasing or subleasing of assets of any Credit Party in the ordinary course of business;

(j)    the sale or issuance of Equity Interests (other than Prohibited Preferred Equity Interests) of a Credit Party;

(k)    the lapse of registered patents, trademarks and other intellectual property of a Credit Party to the extent not economically desirable in the conduct of their business and which could not reasonably be expected to have a Material Adverse Effect;

(l)    the making of a Restricted Payment that is expressly permitted to be made pursuant to this Agreement;

(m)    the making of a Permitted Investment;

(n)    dispositions of assets by any Credit Party to any other Credit Party;

(o)    dispositions of assets acquired by a Credit Party pursuant to a Permitted Acquisition consummated within twelve (12) months of the date of the proposed disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) the assets to be so disposed are not necessary in connection with the business of the Credit Parties, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition;

(p)    dispositions of assets not otherwise permitted in clauses (a) through (o) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions (including the proposed disposition) would not exceed Five Million Dollars ($5,000,000) in any fiscal year;

(q)    the termination of contracts, licenses, leases or subleases in the ordinary course of business to the extent that they are not economically desirable in the conduct of the Credit Parties’ business (taken as a whole) and so long as the termination thereof is not materially adverse to the interests of the Lenders; and

(r)    sales, transfers, assignments or other dispositions (including, without limitation, by exclusive license) of the intellectual property described on Schedule 6.13(b) attached hereto, which intellectual property the Borrower and Guarantors represent and warrant is, as of the date of any such sales, transfers, assignments or other dispositions, either not used or useful in the business of Borrower or is duplicative of similar, alternative intellectual property owned by Borrower.

“Permitted Indebtedness” means:

(a)    Indebtedness evidenced by this Agreement or the other Loan Documents;

(b)    unsecured Indebtedness of the Borrower arising under (i) the Convertible Note Indenture and the Convertible Notes, so long as (A) the aggregate outstanding principal amount of such Indebtedness does not exceed One Hundred Fifty Million Dollars ($150,000,000) at any time outstanding, (B) the stated maturity date for such Indebtedness shall be no earlier than June 15, 2020, (C) the principal amount of such Indebtedness shall not be subject to any regularly scheduled amortization or sinking fund payments prior to the maturity date described in clause (B) above, (D) as of the date of the incurrence of such Indebtedness, no Default or Event of Default shall then exist or, after giving pro forma effect thereto, thereafter shall begin to exist, (E) such Indebtedness shall otherwise be on terms substantially similar to those set forth in the Preliminary Offering Memorandum and (F) such Indebtedness shall not be incurred after July 31, 2015; and (ii) Capped Call Hedge Agreements.

(c)    Indebtedness set forth on Schedule 5.14 and any Refinancing Indebtedness in respect of such Indebtedness;

(d)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

(e)    endorsement of instruments or other payment items for deposit;

(f)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) guarantees with respect to Indebtedness of any Credit Party, to the extent that such underlying Indebtedness is Permitted Indebtedness;

(g)    unsecured Indebtedness of any Credit Party that is incurred to fund a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition and Refinancing Indebtedness in respect of such Indebtedness so long as (i) no Event of Default has occurred and is continuing upon the incurrence thereof or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is twelve (12) months after the last day of the Commitment Period, and (iv) such Indebtedness does not require scheduled principal amortization payments in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) on an annual basis prior to the last day of the Commitment Period;

(h)    the incurrence by any Credit Party of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Credit Party’s operations and not for speculative purposes;

(i)    Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Bank Products, in each case, incurred in the ordinary course of business;

(j)    unsecured Indebtedness of any Credit Party owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by any Credit Party of the Equity Interests of any Credit Party that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred at the time of incurrence and is continuing or would result from the incurrence of such Indebtedness, and (ii) the aggregate amount of all such Indebtedness outstanding at any one time plus the amount of any Restricted Payments made pursuant to Section 5.21(b) does not exceed One Million Dollars ($1,000,000);

(k)    unsecured Indebtedness owing to sellers of assets or Equity Interests to a Credit Party that is incurred by the applicable Credit Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed Two Million Dollars ($2,000,000) at any one time outstanding, and (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent;

(l)    liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, earnout or similar obligation of any Credit Party or the applicable Credit Party incurred in connection with the consummation of one or more Permitted Acquisitions or Permitted Dispositions;

(m)    Indebtedness consisting of Permitted Intercompany Advances;

(n)    Indebtedness constituting operating leases in accordance with GAAP;

(o)    Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(p)    Indebtedness consisting of obligations of the Borrower or its Subsidiaries under deferred employee compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(q)    Indebtedness consisting of Permitted Investments;

(r)    Indebtedness consisting of the financing of insurance premiums to the extent non-recourse (other than to the insurance premiums);

(s)    Subordinated Indebtedness incurred to fund Permitted Acquisitions so long as no Default or Event of Default shall exist upon the incurrence thereof or result therefrom and Refinancing Indebtedness in respect of the foregoing;

(t)    existing Indebtedness of any Person that becomes a Subsidiary of Borrower after the Closing Date in connection with a Permitted Acquisition or other Acquisition permitted hereunder; provided that (i) such Indebtedness is not created in contemplation of or in connection with such Acquisition or such Person becoming a Subsidiary, as the case may be, and (ii) the aggregate principal amount of all such Indebtedness permitted by this clause, including any extensions, renewals and replacements thereof, will not exceed Two Million Dollars ($2,000,000) outstanding at any time; and

(u)    other unsecured Indebtedness in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000) at any time outstanding.

“Permitted Intercompany Advances” means loans made by (and with respect to subpart (d) hereof, Letters of Credit issued for the account of) (a) a Subsidiary of the Borrower that is not a Credit Party to another Subsidiary of the Borrower that is not a Credit Party, (b) a Credit Party to another Credit Party, (c) a Subsidiary of the Borrower that is not a Credit Party to a Credit Party, so long as the loans made to such Credit Party are subject to the Intercompany Subordination Agreement, (d) a Credit Party to (or, with respect to a Letter of Credit, for the benefit of) a Subsidiary of the Borrower that is not a Credit Party, so long as (i) the aggregate amount of all such loans (and Letters of Credit) does not exceed Two Million Dollars ($2,000,000) outstanding at any one time, and (ii) no Event of Default has occurred and is continuing upon the making of such loan or would result therefrom, (e) any Credit Party or Subsidiary of a Credit Party to another Credit Party and/or a Subsidiary of a Credit Party which is made with proceeds of an equity issuance by the Borrower pursuant to and in accordance with the terms hereof for purposes of a Permitted Acquisition, (f) the Credit Parties or Subsidiaries of Credit Parties which are listed on Schedule 5.20 hereto which are evidenced by intercompany promissory notes being pledged to the Administrative Agent as Collateral as of the date hereof and (g) a Credit Party to a Subsidiary of the Borrower that is not a Credit Party which are described in clause (q) of the definition of Permitted Investments.

“Permitted Investments” means:

(a)    Investments in cash and Cash Equivalents;

(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)    advances made in connection with purchases of goods or services in the ordinary course of business;

(d)    Investments received in settlement of amounts due to any Credit Party effected in the ordinary course of business or owing to any Credit Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Credit Party;

(e)    Investments owned by any Credit Party set forth on Schedule 5.23 hereto;

(f)    guarantees permitted under the definition of Permitted Indebtedness;

(g)    Permitted Intercompany Advances (including, without duplication, and subject to the aggregate limits and conditions applicable to Permitted Intercompany Advances, the contribution of such amounts as equity contributions instead of as loans);

(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Credit Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;

(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases;

(j)    non-cash loans to employees, officers, and directors of any Credit Party for the purpose of purchasing Equity Interests in any Credit Party so long as the proceeds of such loans are used in their entirety to purchase such stock in a Credit Party;

(k)    Permitted Acquisitions;

(l)    Investments resulting from entering into agreements relative to Indebtedness that is permitted under clause (i) of the definition of Permitted Indebtedness;

(m)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(n)    Hedge Agreements permitted hereunder to the extent constituting Investments;

(o)    Investments in other Credit Parties;

(p)    so long as no Event of Default has occurred and is continuing upon the making of such Investment or would result therefrom, any other Investments in an aggregate amount not to exceed Two Million Dollars ($2,000,000) during the term of this Agreement;

(q)    Investments in the form of loans or capital contributions to one or more Subsidiaries being used contemporaneously to pay, in whole or in part, the consideration for a Permitted Acquisition and related fees and expenses;

(r)    Capped Call Hedge Agreements entered into in connection with the Convertible Notes and the Convertible Indenture;

(s)    purchases of the common stock of the Borrower pursuant to the Stock Repurchase Program, so long as such purchases are permitted pursuant to Section 5.21(h) hereof;

(t)    (i) purchases of Convertible Notes not to exceed Ten Million Dollars ($10,000,000) in aggregate amount during the Commitment Period if, immediately after giving effect to each such purchase, (A) the Credit Parties shall have Available Liquidity in an amount equal to or greater than Twenty Million Dollars ($20,000,000), of which at least Ten Million Dollars ($10,000,000) is comprised of unrestricted cash on hand of the Credit Parties held at financial institutions located in the United States, and (B) no Default or Event of Default shall exist at such time; and (ii) purchases of Convertible Notes in excess of Ten Million Dollars ($10,000,000) in aggregate amount during the Commitment Period if, immediately after giving effect to each such purchase, (A) the Credit Parties shall have Available Liquidity in an amount equal to or greater than Twenty Million Dollars ($20,000,000), of which at least Ten Million Dollars ($10,000,000) is comprised of unrestricted cash on hand of the Credit Parties held at financial institutions located in the United States, (B) the Leverage Ratio, after giving pro forma effect to such purchases, is at least 0.25x below the Leverage Ratio requirement then in effect, as set forth in Section 5.33(a) hereof, and (C) no Default or Event of Default shall exist at such time; and

(u)    other Investments in the form of loans or capital contributions to one or more Subsidiaries that are not Credit Parties in an amount not to exceed Two Million Dollars ($2,000,000) at any time outstanding.

“Permitted Liens” means:

(a)    Liens granted to, or for the benefit of, the Administrative Agent or any Lender to secure the Secured Obligations,

(b)    Liens for unpaid Taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Administrative Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 7.4 of this Agreement;

(d)    Liens set forth on Schedule 5.15 hereof; provided that, to qualify as a Permitted Lien, any such Lien described on Schedule 5.15 hereof shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

(e)    the interests of lessors under Operating Leases and licensors under license agreements;

(f)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;

(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests;

(h)    Liens on amounts deposited to secure any Credit Party’s obligations in connection with worker’s compensation or other unemployment insurance;

(i)    Liens on amounts deposited to secure any Credit Party’s obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money;

(j)    Liens on amounts deposited to secure any Credit Party’s reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(k)    with respect to any Real Property, encumbrances, ground leases, easements, or reservations of, or rights of others for, licensees, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances), in each case as to the use of Real Property or Liens on Real Property incidental to the conduct of the business of the Credit Parties or to the ownership of its or their Real Property that (in each case) do not individually or in the aggregate materially adversely affect the value of any such Real Property or materially impair, or interfere with, the use or operation of such Real Property;

(l)    licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and exclusive licenses to effect a Permitted Disposition under clause (r) of the definition thereof;

(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(n)    rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business (and shall include, for the avoidance of doubt, each of the accounts described in Section 5.23(b)(i) through (v));

(o)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)    Liens solely on any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(q)    Liens securing insurance premium financing permitted pursuant to clause (r) of the definition of Permitted Indebtedness;

(r)    Liens assumed by any Credit Party in connection with a Permitted Acquisition that secures Indebtedness permitted pursuant to clause (t) of the definition of Permitted Indebtedness;

(s)    other Liens as to which the aggregate amount of the obligations secured thereby does not exceed One Million Dollars ($1,000,000) so long as such Liens are subordinated to the Administrative Agent’s Liens pursuant to an intercreditor agreement in form and substance satisfactory to the Administrative Agent in its Permitted Discretion;

(t)    Liens of a collection bank arising in the ordinary course of business under Section 428 of the U.C.C. as in effect in the relevant jurisdiction;

(u)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement; and

(v)    other Liens as to which the aggregate amount of the obligations secured thereby does not exceed Five Hundred Thousand Dollars ($500,000).

“Permitted Preferred Equity Interests” means and refers to any Preferred Equity Interests issued by any Credit Party (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Equity Interests.

“Permitted Protest” means the right of any Credit Party to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than payroll Taxes or Taxes that are the subject of a United States federal Tax lien), or rental payment; provided that (a) a reserve with respect to such obligation is established on such Credit Party’s books and records in such amount as is required under GAAP, and (b) any such protest is instituted promptly and prosecuted diligently by such Credit Party, in good faith.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of Ten Million Dollars ($10,000,000).

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Interests, executed and delivered by the Borrower or a Guarantor of Payment, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, dated on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Interests” means all of the issued and outstanding Equity Interests of a Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Interests shall exclude (a) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (b) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary that is a CFC in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary. (Schedule 3 hereto lists, as of the Closing Date, all of the Pledged Interests.)

“Preferred Equity Interests” means, as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Preliminary Offering Memorandum” means the Preliminary Offering Memorandum, dated June 8, 2015, with respect to the offer and sale of the Convertible Notes.

“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Prohibited Preferred Equity Interests” means any Preferred Equity Interests that by their terms are mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Equity Interests of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than one (1) year after the end of the Commitment Period, or, on or before the date that is less than one (1) year after the end of the Commitment Period, are redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Equity Interests of the same class and series or of shares of common stock).

“Projections” means the Credit Parties’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the Credit Parties’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within sixty (60) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Credit Party and the improvements thereto.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon (including make-whole premium, swap termination payments and similar amounts) and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;

(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, so long as they are on terms and conditions, taken as a whole, that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as a whole as those that were applicable to the refinanced, renewed, or extended Indebtedness; and

(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” means that term as described in Section 10.10(i) hereof.

“Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.

“Related Expenses” means any and all liabilities and reasonable out-of-pocket costs and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the Administrative Agent, or imposed upon the Administrative Agent or any Lender, in any attempt by the Administrative Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Remaining WF L/C’s and Bank Guarantees” means the letters of credit and foreign bank guarantees set forth on Schedule 5.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Required Lenders” means the holders of more than fifty percent (50%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to (a) during the Commitment Period, the Total Commitment Amount, or (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more Lenders (that are not Defaulting Lenders or Insolvent Lenders), Required Lenders shall constitute at least two Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Equity Interests issued by any Credit Party (including any payment in connection with any merger or consolidation involving any Credit Party) or to the direct or indirect holders of Equity Interests issued by any Credit Party in its capacity as such (other than dividends or distributions payable in Equity Interests (other than Prohibited Preferred Equity Interests) issued by any Credit Party), or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving any Credit Party) any Equity Interests issued by any Credit Party. For the avoidance of doubt, a net exercise of options or restricted stock unit awards with the payment of any exercise price or the settlement of any taxes with respect thereto being accomplished by surrendering the right to certain shares shall not under any circumstances be considered to be a Restricted Payment.

“Revolving Amount” means the Closing Revolving Amount, as such amount may be increased up to the Maximum Revolving Amount pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9 (a) hereof.

“Revolving Credit Availability” means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Lenders (and each Lender) to make Revolving Loans, and (b) the Issuing Lender to issue and each Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment; up to an aggregate principal amount outstanding at any time equal to the Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, and (b) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4 hereof.

“Revolving Loan” means a loan made to the Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“Sale and Leaseback Transaction” means, with respect to any Credit Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Credit Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, and (d) a Person resident in or determined to be resident in a country, in each case, which country itself is subject to Sanctions.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Hedge Agreements, and (c) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements; provided that Secured Obligations of a Credit Party shall not include Excluded Swap Obligations owing from such Credit Party.

“Securities Account” means a securities account, as that term is defined in the U.C.C.

“Securities Account Control Agreement” means each Securities Account Control Agreement among a Credit Party, the Administrative Agent and a Securities Intermediary, dated on or after the Closing Date, to be in form and substance reasonably satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Agreement” means that certain Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the Credit Parties to the Administrative Agent, dated as of the Closing Date, and any other Security Agreement executed on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Documents” means, collectively, the Security Agreement, each Pledge Agreement, each Mortgage, all Control Agreements, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Collateral Access Agreement, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 5.10 or 5.11 or pursuant to any other such Security Documents or otherwise to secure or perfect the Liens securing any or all of the Obligations.

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to such company.

“Stock Repurchase Account” means an account of the Borrower held at a financial institution located in the United States exclusively comprised of funds designated to be used solely in connection with the Stock Repurchase Program.

“Stock Repurchase Program” means the program authorized by the Board of Directors of the Borrower to repurchase common stock of the Borrower, from time to time, on the open market or otherwise; provided, that the sum of (i) the aggregate value of shares of common stock repurchased and (ii) the price paid by the Borrower to the Capped Call Counterparty under any Capped Call Hedge Agreement as the purchase price of such Capped Call Hedge Agreement, shall not exceed Twenty Million Dollars ($20,000,000).

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Administrative Agent) in favor of the prior payment in full of the Obligations.

“Subsidiary” means, with respect to any Person, (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership, limited liability company or unlimited liability company of which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person. Unless the context otherwise requires, Subsidiary herein shall be a reference to a Subsidiary of the Borrower.

“Swap Obligations” means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes of any kind, including, but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” means the principal amount of Thirty-Five Million Dollars ($35,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“Trademark Security Agreement” means that term as defined in the Security Agreement.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“United States” means the United States of America, its several states and its territories.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Withdrawal Liability” means liability to or with respect to a Multiemployer Plan as a result of a “complete withdrawal” or a “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Accounting Terms.

(a)    Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

(b)    If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then the Administrative Agent and the Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and the Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a Consolidated basis, unless the context clearly requires otherwise. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (c) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement in which such references appear.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a)    Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrower, and issue or participate in Letters of Credit at the request of the Borrower, in such aggregate amount as the Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b)    Each Lender, for itself and not one for any other, agrees to make Loans and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrower or the issuance of a Letter of Credit:

(i)    the aggregate outstanding principal amount of Loans made by such Lender, when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)    the aggregate outstanding principal amount of Loans made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans that shall be such Lender’s Commitment Percentage.

Each borrowing from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c)    The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit Commitment.

(a)    Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure. The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, the Borrower shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b)    Letters of Credit.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of the Borrower or a Guarantor of Payment, or the Borrower and a Foreign Subsidiary as co-applicants for an Alternate Currency Letter of Credit, in each case as the Borrower may from time to time request. The Borrower shall not request any Letter of Credit (and the Issuing Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment. The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.

(ii)    Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Borrower, any Guarantor of Payment for whose account the Letter of Credit is to be issued, and any Foreign Subsidiary that is a co-applicant with Borrower with respect to an Alternate Currency Letter of Credit, shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent. The Administrative Agent shall give the Issuing Lender and each Lender notice of each such request for a Letter of Credit.

(iii)    Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of the Borrower or a Guarantor of Payment, or the Borrower and a Foreign Subsidiary as co-applicants for an Alternate Currency Letter of Credit, in each case, the Borrower agrees to (A) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, a Letter of Credit fee, which shall be paid on the date that such Letter of Credit is issued, amended or renewed, at the rate of fifteen (15) basis points multiplied by the face amount of such Letter of Credit; and (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)    Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of the Borrower or a Guarantor of Payment, or the Borrower and a Foreign Subsidiary as co-applicants for an Alternate Currency Letter of Credit, in each case, the Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of fifteen (15) basis points multiplied by of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v)    Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, the Borrower shall promptly reimburse the Issuing Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Borrower within one Business Day of the drawing of such Letter of Credit, at the sole option of the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent), the Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing), the Issuing Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi)    Participation in Letters of Credit. If, for any reason, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall have the right to request that each Lender fund a participation in the amount due with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Lender thereof (by facsimile or email (confirmed by telephone) or telephone (confirmed in writing)). Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans. Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vii)    Special Provisions with Respect to Alternate Currency Letters of Credit. The procedures and requirements for the issuance of Alternate Currency Letters of Credit shall be the same as for any other Letters of Credit; provided that, notwithstanding anything in Section 2.2(b) to the contrary:
(A)     if an Alternate Currency Letter of Credit shall be drawn, then the Borrower (or applicable Company) shall immediately reimburse the Fronting Lender in the same alternate currency as such Alternate Currency Letter of Credit;
(B)     if an Alternate Currency Letter of Credit shall be drawn and not immediately reimbursed as set forth in subpart (A) above, then the Administrative Agent shall promptly calculate the Dollar Equivalent of such amount and, thereafter, the amount owed with respect to such Alternate Currency Letter of Credit by the Borrower (and the applicable Company) and participated by the Lenders shall be such amount in Dollars;
(C)    in order to calculate the aggregate amount of Letters of Credit outstanding (or Alternate Currency Letters of Credit outstanding) at any time, the Administrative Agent may, in its discretion, on any Business Day selected by the Administrative Agent, calculate the Dollar Equivalent of each Alternate Currency Letter of Credit; and
(D)    the Borrower and the applicable Company hereby agree to execute and deliver all documentation reasonably requested by the Administrative Agent and the Issuing Lender with respect to each Alternate Currency Letter of Credit.

(viii)    Requests for Letters of Credit When One or More Lenders are Affected Lenders. No Letter of Credit shall be requested or issued hereunder if any Lender is at such time an Affected Lender hereunder, unless the Administrative Agent (and the Issuing Lender) has entered into satisfactory (to the Administrative Agent) arrangements with the Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender (including, without limitation, the posting of cash collateral).

(ix)    Letters of Credit Issued and Outstanding When One or More Lenders are Affected Lenders. With respect to any Letters of Credit that have been issued and are outstanding at the time any Lender is an Affected Lender, the Administrative Agent (and the Issuing Lender) shall have the right to require that the Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to the Administrative Agent (and the Issuing Lender), such Letters of Credit so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

    Section 2.3. Interest.

(a)    Revolving Loans.

(i)    Base Rate Loan. The Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing June 30, 2015, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)    Eurodollar Loans. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b)    Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing, upon the election of the Administrative Agent or the Required Lenders and written notice to the Borrower (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 7.1 or 7.5 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender.

(c)    Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4. Evidence of Indebtedness. Upon the request of a Lender, to evidence the obligation of the Borrower to repay the portion of the Revolving Loans made by such Lender and to pay interest thereon, the Borrower shall execute a Revolving Credit Note, payable to the order of such Lender in the principal amount equal to its Commitment Percentage of the Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided that the failure of a Lender to request a Revolving Credit Note shall in no way detract from the Borrower’s obligations to such Lender hereunder.

Section 2.5. Notice of Loans and Credit Events; Funding of Loans.

(a)    Notice of Loans and Credit Events. The Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, and (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan. An Authorized Officer of the Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. The Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)    Funding of Loans. The Administrative Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, the Administrative Agent shall have the right, upon prior notice to the Borrower, to debit any account of the Borrower or otherwise receive such amount from the Borrower, promptly after demand, in the event that such Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

(c)    Conversion and Continuation of Loans.

(i)    At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.

(ii)    At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d)    Minimum Amount for Loans. Except as provided in Section 2.2(b)(v) hereof, each request for:

(i)    a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Hundred Thousand Dollars ($100,000); and

(ii)    a Eurodollar Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000).

(e)    Interest Periods. The Borrower shall not request that Eurodollar Loans be outstanding for more than six different Interest Periods at the same time.

(f)    Advancing of Non Pro-Rata Revolving Loans. Notwithstanding anything in this Agreement to the contrary, if the Borrower requests a Revolving Loan pursuant to Section 2.5(a) hereof (and all conditions precedent set forth in Section 4.1 hereof are met) at a time when one or more Lenders are Defaulting Lenders, the Administrative Agent shall have the option, in its sole discretion, to require the non-Defaulting Lenders to honor such request by making a non pro-rata Revolving Loan to the Borrower in an amount equal to (i) the amount requested by the Borrower, minus (ii) the portions of such Revolving Loan that should have been made by such Defaulting Lenders. For purposes of such Revolving Loans, the Lenders that are making such Revolving Loan shall do so in an amount equal to their Commitment Percentages of the amount requested by the Borrower. For the avoidance of doubt, in no event shall the aggregate outstanding principal amount of Loans made by a Lender, when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure, be in excess of the Maximum Amount for such Lender.

Section 2.6. Payment on Loans and Other Obligations.

(a)    Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)    Payments from Borrower. All payments (including prepayments) to the Administrative Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 10.4 hereof for the account of the Lenders (or the Issuing Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative Agent (or the Issuing Lender) after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)    Payments to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the Lenders (except with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent shall be delivered to the Lenders in immediately available funds. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)    Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(e)     Affected Lender. To the extent that the Administrative Agent receives any payments or other amounts for the account of an Affected Lender, at the discretion of the Administrative Agent, such Affected Lender shall be deemed to have requested that the Administrative Agent use such payment or other amount (or any portion thereof, at the discretion of the Administrative Agent) first, to cash collateralize its unfunded risk participation in Letters of Credit pursuant to Sections 2.2(b)(vi) and 2.5(b) hereof, and, with respect to any Defaulting Lender, second, to fulfill its obligations to make Loans.

(f)    Payment of Non Pro-Rata Revolving Loans. Notwithstanding anything in this Agreement to the contrary, at the sole discretion of the Administrative Agent, in order to pay Revolving Loans made to the Borrower that were not advanced pro rata by the Lenders, any payment of any Loan may first be applied to such Revolving Loans that were not advanced pro rata.

Section 2.7. Prepayment.

(a)    Right to Prepay.

(i)    The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Loans then outstanding, as designated by the Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty.

(ii)    Notwithstanding anything in this Section 2.7 or otherwise to the contrary, at the discretion of the Administrative Agent, in order to prepay Revolving Loans made to the Borrower that were not advanced pro rata by all of the Lenders, any prepayment of a Loan shall first be applied to Revolving Loans made by the Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.

(b)    Notice of Prepayment. The Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a Eurodollar Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c)    Minimum Amount for Eurodollar Loans. Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than the lesser of One Million Dollars ($1,000,000), or the principal amount of such Loan, except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

Section 2.8. Commitment and Other Fees.

(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing

Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) one-fourth percent (1/4%), multiplied by (ii) (A) the average daily Revolving Amount in effect during such quarter, minus (B) the average daily Revolving Credit Exposure during such quarter. The commitment fee shall be payable in arrears, on June 30, 2015 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)    Administrative Agent Fee. The Borrower shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.

(c)    Authorization to Debit Account. The Borrower hereby agrees that during the continuance of an Event of Default the Administrative Agent has the right to debit from any Deposit Account of the Borrower held by the Administrative Agent, amounts owing to the Administrative Agent and the Lenders by the Borrower under this Agreement and the Loan Documents for payment of fees, expenses and other amounts incurred or owing in connection therewith.

Section 2.9. Modifications to Commitment.

(a)    Optional Reduction of Revolving Credit Commitment. The Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000); provided further that a notice of reduction or termination of the Revolving Amount delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Amount as so reduced. If the Borrower reduces in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Borrower. Any partial reduction in the Revolving Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Revolving Amount, the Maximum Revolving Amount and the Total Commitment Amount shall be decreased by the same amount.

(b)    Increase in Commitment.

(i)    At any time during the Commitment Increase Period, the Borrower may request that the Administrative Agent increase the Revolving Amount from the Closing Revolving Amount up to an amount that shall not exceed the Maximum Revolving Amount. Each such request for an increase shall be in an amount of at least Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000), and may be made by either (A) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (B) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”).

(ii)    During the Commitment Increase Period, all of the Lenders agree that the Administrative Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) the Administrative Agent shall provide to the Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) the Borrower shall execute and deliver to the Administrative Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by the Administrative Agent (and requested by the Lenders). The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii)    On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b) (and the Borrower shall pay to the Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the Lenders would cause a prepayment of one or more Eurodollar Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) above) without the prior written consent of such Lender. No increase in the Revolving Amount pursuant to this subsection (b) shall be permitted if (A) a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase, would exist, or (B) the funding of such increase violates the terms of the Convertible Note Transactions or any other Material Indebtedness Agreement, in each case as in effect on the date of such increase. Upon each increase of the Revolving Amount, the Total Commitment Amount shall be increased by the same amount.

Section 2.10. Computation of Interest and Fees. Interest on Loans, Letter of Credit fees, Related Expenses, and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.

Section 2.11. Mandatory Payments.

(a)    Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b)    Application of Mandatory Payments. Unless otherwise designated by the Borrower, each prepayment pursuant to Section 2.11(a) hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12. Swap Obligations Make-Well Provision. The Borrower, to the extent that it is an “eligible contract participant” as defined in the Commodity Exchange Act, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations. The obligations of the Borrower under this Section 2.12 shall remain in full force and effect until all Obligations are paid in full. The Borrower intends that this Section 2.12 constitute, and this Section 2.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a)    If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)    shall impose, modify or hold applicable any reserve, special deposit, insurance charge, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity, or liquidity requirements, or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the method for calculating such amount), the Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    For purposes of this Section 3.1 and Section 3.4(a) hereof, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(d)    A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of the Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)    Notwithstanding the foregoing, no Lender shall be entitled to any indemnification or reimbursement pursuant to this Section 3.1 to the extent such Lender has not made demand therefore (as set forth above) within two hundred seventy (270) days after the occurrence of the event giving rise to such entitlement or, if later, such Lender having knowledge of such event.

Section 3.2. Taxes.

(a)    All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b)    Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to the Administrative Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Credit Party and the Borrower shall indemnify the Administrative Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by the Administrative Agent or such Lender as a result of any such failure.

(c)    Each Lender that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W‑8BEN-E, Form W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and two copies of a Form W-8BEN-E, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (c) that such Non-U.S. Lender is not legally able to deliver.

(d)    The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3. Funding Losses. The Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (e) any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 10.3(c) or 10.12 hereof. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Borrower (with a copy to the Administrative Agent) by any Lender shall be conclusive absent manifest error. The obligations of the Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a)    If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert into any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)    If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.5. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders and the Issuing Lender to participate in the making of any Loan or the issuance of a Letter of Credit shall be conditioned, in each case, upon the following:

(a)    all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b)    the Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c)    no Default or Event of Default shall then exist or immediately after such Credit Event would exist at such time; and

(d)    each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such request by the Borrower for any Loan or Letter of Credit, except to the extent that any thereof expressly relate to an earlier date.

Each request by the Borrower for any Loan or Letter of Credit shall be deemed to be a representation and warranty by the Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2. Conditions to the First Credit Event. The Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders and the Issuing Lender to participate in the first Credit Event is subject to the Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)    Notes as Requested. The Borrower shall have executed and delivered to each Lender requesting a Revolving Credit Note such Lender’s Revolving Credit Note.

(b)    Security Agreements. The Borrower and each Guarantor of Payment shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Security Agreement and such other documents or instruments, as may be required by the Administrative Agent to create or perfect the Liens of the Administrative Agent, for the benefit of the Lenders, to the extent required hereunder in the assets of the Borrower or such Guarantor of Payment, all to be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(c)    Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(d)    Pledge Agreements. The Borrower and each Guarantor of Payment that has a Subsidiary shall have (i) executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Pledged Interests, and (ii) executed and delivered to the Administrative Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Interests that are certificated.

(e)    Intellectual Property Security Agreements. The Borrower and each Guarantor of Payment that owns federally registered patents, trademarks or copyrights shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, as applicable, a Trademark Security Agreement, a Copyright Security Agreement and a Patent Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(f)    Intercompany Subordination Agreement. The Borrower shall have delivered to the Administrative Agent an executed Intercompany Subordination Agreement.

(g)    Lien Searches. With respect to the property owned or leased by each Credit Party, and any other property securing the Obligations, the Borrower shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code lien searches, reasonably satisfactory to the Administrative Agent, (ii) the results of federal and state tax lien and judicial lien searches, reasonably satisfactory to the Administrative Agent, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.15 hereof.

(h)    Officer’s Certificate, Resolutions, Organizational Documents. The Borrower shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents and the execution and performance of other Related Writings to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

(i)    Good Standing and Full Force and Effect Certificates. The Borrower shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

(j)    Legal Opinion. The Borrower shall have delivered to the Administrative Agent an opinion of counsel for the Borrower and each other Credit Party, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(k)    Insurance Policies. The Borrower shall have delivered to the Administrative Agent certificates of insurance on ACORD 25 and 27 or 28 form and proof of endorsements reasonably satisfactory to the Administrative Agent and the Lenders, providing for adequate real property, personal property and liability insurance for each Company, with the Administrative Agent, on behalf of the Lenders, listed as mortgagee, lender’s loss payee and additional insured, as appropriate.

(l)    Advertising Release Form. The Borrower shall have delivered to the Administrative Agent an advertising release form, authorizing the Administrative Agent to publicize the transaction and specifically to use the name of the Borrower in connection with “tombstone” advertisements in one or more publications selected by the Administrative Agent.

(m)    Administrative Agent Fee Letter and Other Fees. The Borrower shall have (i) executed and delivered to the Administrative Agent, the Administrative Agent Fee Letter and paid to the Administrative Agent, for its sole account, the fees stated therein, and (ii) paid all legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents.

(n)    Existing Credit Agreement. The Borrower shall have terminated the Credit Agreement between the Borrower and Wells Fargo Capital Finance, LLC, as agent, dated as of October 1, 2010, as amended, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein.

(o)    Closing Certificate. The Borrower shall have delivered to the Administrative Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied (assuming the satisfaction of the Administrative Agent to the extent so required), (ii) no Default or Event of Default exists or immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date), and (iv) no material adverse change has occurred in the financial condition or operations of the Companies taken as a whole since March 31, 2015.

(p)    Delivery of Negotiable Collateral. With respect to the Negotiable Collateral set forth on Schedule 4.3, which is all of the Negotiable Collateral in existence as of the Closing Date, the appropriate Credit Party shall have executed an appropriate endorsement with respect to such Negotiable Collateral and shall have delivered such Negotiable Collateral to the Administrative Agent.

(q)    No Material Adverse Change. No material adverse change, in the reasonable opinion of the Administrative Agent, shall have occurred in the financial condition or operations of the Credit Parties taken as a whole since March 31, 2015.

(r)    Miscellaneous. The Borrower shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

Section 4.3. Post-Closing Conditions. On or before each of the dates specified in this Section 4.3 (unless a longer period is agreed to in writing by the Administrative Agent, in its Permitted Discretion), the Borrower shall satisfy each of the following items specified in the subsections below:

(a)    Control Agreements. No later than sixty (60) days after the Closing Date, the Borrower shall deliver to the Administrative Agent an executed Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, for each Deposit Account and each Securities Account maintained by a Credit Party in the United States; provided that the Borrower shall not be required to deliver a Control Agreement with respect to any Deposit Account or Securities Account if it would not be required to deliver a Control Agreement pursuant to Section 5.23(b) hereof.

(b)    Collateral Access Agreements. No later than sixty (60) days after the Closing Date, the Borrower shall use commercially reasonable efforts to deliver a Collateral Access Agreement, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, for each location of the Borrower or a Guarantor of Payment where any of the collateral securing any part of the Obligations is located, unless such location is owned by the Company that owns the collateral located there; provided that the Borrower shall not be required to deliver a Collateral Access Agreement with respect to any such location if it would not be required to deliver a Collateral Access Agreement pursuant to Section 5.13 hereof.

(c)    Pledged Interests. No later than forty-five (45) days after the Closing Date, the Borrower shall deliver to the Administrative Agent, for the benefit of the Lenders, the Pledged Interests (to the extent such Pledged Interests are certificated) and the Borrower shall use commercially reasonable efforts to obtain and deliver such certificates to the Administrative Agent as soon as possible following the Closing Date.

ARTICLE V. COVENANTS

Section 5.1. Financial Statements, Reports, Certificates.

(a)    Quarterly Financials. The Borrower shall deliver to the Administrative Agent and the Lenders, within forty-five (45) days after the end of each quarterly period of each fiscal year of the Borrower (or, if earlier, within five days after the date by which the Borrower is required to submit its Form 10-Q), balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, certified by a Financial Officer; provided that delivery of a Form 10-Q filed by the Borrower with the SEC that includes the financial statements required hereby shall be deemed to satisfy the requirements of this subsection (a).

(b)    Annual Audit Report. The Borrower shall deliver to the Administrative Agent and the Lenders, within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, within five days after the date by which the Borrower is required to submit its Form 10-K), an annual audit report of the Companies for that year prepared on a Consolidated basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by an unqualified opinion of the Borrower’s independent public accountants of recognized national standing, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period; provided that delivery of a Form 10-K filed by the Borrower with the SEC that includes the financial statements required hereby shall be deemed to satisfy the requirements of this subsection (b).

(c)    Compliance Certificate. The Borrower shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d)    [Reserved].

(e)    Projections. The Borrower shall deliver to the Administrative Agent and the Lenders, within thirty (30) days after the end of each fiscal year of the Borrower, annual pro-forma projections of the Companies for the then current fiscal year, to be in form and detail reasonably acceptable to the Administrative Agent.

(f)    Shareholder and SEC Documents. The Borrower shall deliver to the Administrative Agent and the Lenders, as soon as available copies of all notices, reports, definitive proxy or other statements and other documents sent by the Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by the Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of the Borrower’s securities; provided that, to the extent that any such documentation is publicly available at the website of the Borrower or the SEC’s EDGAR filing system, the Borrower shall have satisfied the requirement of this subpart (f) with respect to such documentation by providing the Administrative Agent with a written notice that such documentation is available at the website of the Borrower.

(g)    Financial Information of the Companies.

(i)    The Borrower shall deliver to the Administrative Agent, promptly upon the written request of the Administrative Agent, such other information about the financial condition, properties and operations of any Company as the Administrative Agent may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to the Administrative Agent and certified by a Financial Officer of the Company or Companies in question.

(ii)    The Borrower (A) agrees that no Credit Party will have a fiscal year different from that of the Borrower; provided that, with respect to any Person that, after the Closing Date, becomes a Credit Party, in accordance with the terms hereof, such Person shall, within ninety (90) days of becoming a Credit Party, conform its fiscal year to the Borrower’s fiscal year, (B) agrees to maintain a system of accounting that enables the Borrower to produce quarterly and annual financial statements in accordance with GAAP (subject to quarter-end and year-end adjustments), and (C) agrees that it will, and will cause each other Credit Party to, keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales.

Section 5.2. Collateral Reporting. The Borrower shall provide the Administrative Agent (and if so requested by the Administrative Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Credit Party agrees to use commercially reasonable efforts in cooperation with the Administrative Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule 5.2.

Section 5.3. Existence and Permits. Except as otherwise permitted under Section 5.16 or 5.17 hereof, each Credit Party (other than an Immaterial Subsidiary) shall at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, governmental licenses and permits material to its business; provided, that, no Credit Party shall be required to preserve any such right or franchise, license or permits to the extent that its board of directors shall reasonably determine that the preservation thereof is no longer material to the business of any Credit Party, and the loss thereof is not materially disadvantageous to any Credit Party or to the Administrative Agent or any Lender.

Section 5.4. Maintenance of Properties. Each Credit Party shall maintain and preserve all of its assets that are necessary or material to its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted, and comply in all material respects with the provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

Section 5.5. Taxes. The Credit Parties shall cause all assessments and taxes in excess of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate, imposed, levied, or assessed against the Credit Parties, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax.  Each Credit Party will make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, except to the extent that the validity of such tax shall be the subject of a Permitted Protest and so long as, in the case of a tax that has or may become a Lien against any of the Collateral, such Permitted Protest operates to stay the imposition of a Lien on any portion of the Collateral to satisfy such tax or otherwise, and will, upon request, furnish Agent with proof reasonably satisfactory to the Administrative Agent indicating that each Credit Party has made such payments or deposits.

Section 5.6. Insurance. The Credit Parties shall, at each Credit Party’s expense, maintain insurance respecting each of the Credit Parties’ assets wherever located, covering loss or damage as ordinarily are insured against by other Persons engaged in the same or similar businesses (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994 with respect to any Mortgaged Real Property). Each Credit Party also shall maintain business interruption, general liability, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with financially sound, responsible and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located. All property insurance policies covering the Collateral are to be made payable to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as the Administrative Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Administrative Agent, with the lender’s loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Administrative Agent and the Credit Parties shall use reasonable best efforts to cause such endorsements to provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation. If any Credit Party fails to maintain such insurance as required hereunder, the Administrative Agent may arrange, so long as a Default or Event of Default exists and is continuing, after providing written notice to the Borrower, for such insurance, but at such Credit Party’s expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, if permitted by the applicable policy, the Administrative Agent shall have the right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 5.7. Inspection. The Borrower shall, with respect to each Credit Party, permit the Administrative Agent and its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees, (a) during the continuance of an Event of Default, at such reasonable times and intervals as the Administrative Agent may designate, and (b) so long as no Default or Event of Default exists, no more than three times per calendar year and with reasonable prior notice (not less than three Business Days) to the Borrower.

Section 5.8. Compliance with Laws. Each Credit Party shall:

(a)    comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(b)    (i) as soon as reasonably practicable after any Credit Party becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, provide a written notice specifying the nature thereof, and (ii) to the extent requested in writing by the Administrative Agent, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by such Credit Party or any of its Subsidiaries or ERISA Affiliates with the United States Department of Labor with respect to each Pension Plan; (B) all notices received by such Credit Party or any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Pension Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

Section 5.9. Environmental. Each Credit Party shall:

(a)    keep any property either owned or operated by such Credit Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(b)    comply with all Environmental Laws except to the extent such non‑compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and provide to the Administrative Agent documentation of such compliance which the Administrative Agent reasonably requests;

(c)    promptly notify the Administrative Agent of any release of which any Credit Party has knowledge of a Hazardous Material in violation of Environmental Law or in any reportable quantity from or onto property owned or operated by any Credit Party, in each case where such release could reasonably be expected to result in a material liability to such Credit Party, and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law;

(d)    promptly, but in any event within five (5) Business Days of its receipt thereof, provide the Administrative Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Credit Party, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Credit Party which could reasonably be expected to result in material liability to such Credit Party, and (iii) written notice of a violation, citation, or other administrative order issued pursuant to or in relation to any Environmental Law (whether from a Governmental Authority or otherwise) which could reasonably be expected to result in material liability to any Credit Party; and

(e)    defend, indemnify and hold the Administrative Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Credit Party with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.10. [Reserved].

Section 5.11. Formation of Subsidiaries. At the time that (a) any Credit Party forms any direct or indirect Subsidiary (that is not an Immaterial Subsidiary) or acquires any direct or indirect Subsidiary (that is not an Immaterial Subsidiary) after the Closing Date or (b) any Company (including a CFC) that is not a Credit Party provides a guaranty in support of or otherwise becomes obligated on all or any portion of any Material Indebtedness Agreement (any such Company under this clause (b), a “New Material Indebtedness Guarantor” and any such obligation a “New Material Indebtedness Guaranty”), such Credit Party shall (i) within thirty (30) days of such formation or acquisition or New Material Indebtedness Guaranty (or such later date as permitted by the Administrative Agent in its sole discretion) cause any such new Subsidiary or New Material Indebtedness Guarantor to provide to the Administrative Agent a joinder to the Guaranty of Payment and the Security Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of at least One Million Dollars ($1,000,000)), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to the Administrative Agent (including being sufficient to grant the Administrative Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary or New Material Indebtedness Guarantor); provided, that, the Guaranty of Payment, the Security Agreement, and such other security documents shall not be required to be provided to the Administrative Agent with respect to any Subsidiary of any Credit Party that is a CFC if providing such documents could reasonably be expected to result in adverse tax consequences or the costs to the Credit Parties of providing such Guaranty of Payment, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by the Administrative Agent in consultation with the Borrower) in relation to the benefits of the Administrative Agent and the Lenders of the security or guarantee afforded thereby, (ii) within thirty (30) days of such formation or acquisition or New Material Indebtedness Guaranty (or such later date as permitted by the Administrative Agent in its sole discretion) provide to the Administrative Agent a Pledge Agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary or New Material Indebtedness Guarantor owned by a Credit Party reasonably satisfactory to the Administrative Agent; provided, that, only sixty-five percent (65%) of the total outstanding voting Equity Interests of any first tier Subsidiary of any Credit Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Credit Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by the Administrative Agent in its Permitted Discretion in consultation with the Borrower) in relation to the benefits of the Administrative Agent and the Lenders of the security or guarantee afforded thereby (which pledge, if reasonably requested by the Administrative Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (iii) within thirty (30) days of such formation or acquisition or New Material Indebtedness Guaranty (or such later date as permitted by the Administrative Agent in its sole discretion) provide to the Administrative Agent all other documentation, including upon the request of the Administrative Agent one or more opinions of counsel reasonably satisfactory to the Administrative Agent, which in its Permitted Discretion it deems appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property located in the United States owned in fee and subject to a mortgage). Each document, agreement, or instrument executed by a Credit Party and delivered to the Administrative Agent pursuant to this Section 5.11 shall be a Loan Document. With respect to a Subsidiary that has been classified as an Immaterial Subsidiary, the Borrower shall provide to the Administrative Agent written notice within thirty (30) days after the delivery of financial statements pursuant to Section 5.1(a) or (b) hereof for the fiscal quarter in which such Subsidiary no longer meets the requirements of an Immaterial Subsidiary, and shall provide, with respect to such Subsidiary, all of the documents referenced in and to the extent required by this Section 5.11.

Section 5.12. Further Assurances. Each Credit Party shall, at any time upon the reasonable request of the Administrative Agent, execute or deliver to the Administrative Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent, to create, perfect, and continue perfected or to perfect the Administrative Agent’s Liens in all of the assets of any Credit Party constituting Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of the Administrative Agent in any Real Property acquired by any Credit Party after the Closing Date with a fair market value in excess of One Million Dollars ($1,000,000), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that, the foregoing shall not apply to any Subsidiary of a Credit Party that is a CFC if providing such documents would result in adverse tax consequences. To the maximum extent permitted by applicable law, if any Credit Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed thirty (30) days (unless otherwise agreed to in writing by the Administrative Agent) following the request to do so, such Credit Party hereby authorizes the Administrative Agent to execute any such Additional Documents in the applicable Credit Party’s name and authorizes the Administrative Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the applicable Guarantors and the Obligations are secured by substantially all of the assets of each applicable Credit Party and all of the outstanding Equity Interests of each applicable Credit Party that constitute Collateral (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

Section 5.13. Locations of Inventory and Equipment. Each Credit Party shall keep each Credit Parties’ Inventory and Equipment (other than vehicles and Equipment out for repair or in-transit and other than temporary and infrequent storage of immaterial Equipment, or having a value of less than Three Hundred Thousand Dollars ($300,000) at any one location not identified on Schedule 6.25 hereto or One Million Dollars ($1,000,000) for all such locations not identified on Schedule 6.25 hereto) only at the locations identified on Schedule 6.25 hereto and their chief executive offices only at the locations identified on Schedule 6.6(b) hereto; provided, however, that, the Borrower may amend Schedule 6.25 or Schedule 6.6(b) by written notice to the Administrative Agent. Upon the request of the Administrative Agent, use commercially reasonable efforts to deliver to the Administrative Agent Collateral Access Agreements with respect to all real property leased by any Credit Party in the United States or Canada and all contract warehouses in the United States or Canada where any Credit Party’s Equipment having a value in excess of Three Hundred Thousand Dollars ($300,000) is located.

Section 5.14. Indebtedness. No Credit Party shall create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

Section 5.15. Liens. No Credit Party shall create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

Section 5.16. Restrictions on Fundamental Changes. No Credit Party shall:

(a)    other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between the Credit Parties; provided, that, a Credit Party must be the surviving entity of any such merger to which it is a party and no merger may occur between a Guarantor of Payment and the Borrower unless the Borrower is the surviving entity, (ii) any merger between a Credit Party and Subsidiaries of such Credit Party that are not Credit Parties so long as such Credit Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Credit Party that are not Credit Parties;

(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of an Immaterial Subsidiary, or (ii) the liquidation or dissolution of a Credit Party (other than the Borrower) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Credit Party are transferred to a Credit Party that is not liquidating or dissolving or become the property (or liability) of a Credit Party, as successor in interest, by operation of law; or

(c)    suspend or terminate all or a substantial portion of the Credit Parties’ business taken as a whole, except as permitted pursuant to subparts (a) or (b) above or in connection with the transactions permitted pursuant to Section 5.17 hereof.

Section 5.17. Disposal of Assets. Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Sections 5.16 and 5.23 hereof, no Credit Party shall convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of such Credit Party’s assets. For the avoidance of doubt, the purchase of Capped Call Hedge Agreements shall not be prohibited by this Section 5.17.

Section 5.18. Change Namee.  No Credit Party shall change any Credit Party’s name, organizational identification number, state of organization or organizational identity; provided that a Credit Party may change their names upon at least ten (10) days prior written notice to the Administrative Agent of such change.

Section 5.19. Nature of Business. No Credit Party shall make any material change in the nature of its business as described in Schedule 5.19 hereto or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided that the foregoing shall not prevent a Credit Party from engaging in or acquiring any business that is complementary, related or ancillary to its business or acquiring any business that it intends to dispose of within a reasonable period of time following such acquisition.

Section 5.20. Prepayments and Amendments.

(a)    Except in connection with Refinancing Indebtedness permitted by Section 5.14 hereof, no Credit Party shall:

(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Credit Party, or pay or deliver any consideration (other than the issuance of Equity Interests) on conversion of the Convertible Notes, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness described in clause (d) of the definition of Permitted Indebtedness, (D) the Remaining WF L/C’s and Bank Guarantees, and (E) any other Indebtedness (including, for the avoidance of doubt, the payment or delivery of any consideration (other than the issuance of Equity Interests) on conversion of the Convertible Notes in accordance with the provisions thereof and the Convertible Note Indenture) if, immediately after giving effect to such prepayment, redemption defeasance, purchase or other acquisition of such Indebtedness, (1) the Credit Parties shall have Available Liquidity in an amount equal to or greater than Twenty Million Dollars ($20,000,000), of which at least Ten Million Dollars ($10,000,000) is comprised of unrestricted cash on hand of the Credit Parties held at financial institutions located in the United States, (2) the Leverage Ratio, after giving pro forma effect to such event, is at least 0.25x below the Leverage Ratio requirement then in effect, as set forth in Section 5.33(a) hereof, and (3) no Default or Event of Default shall exist at such time; or

(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions except in connection with Refinancing Indebtedness permitted by Section 5.14 hereof.

(b)    No Credit Party shall, directly or indirectly, amend, modify, or change any of the terms or provisions of any of the following:

(i)    the Convertible Notes, the Convertible Note Indenture, any Capped Call Hedge Agreement or any agreement, instrument, document, indenture, or other writing evidencing or concerning the Convertible Notes if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Administrative Agent and the Lenders;

(ii)    any subordinated promissory note or agreement issued by a Credit Party to a Person who has entered into a subordination agreement with the Administrative Agent to the extent that such amendment, modification or change is not permitted under the applicable subordination agreement;

(iii)    any Material Contract (other than the Convertible Notes, the Convertible Note Indenture and any Capped Call Hedge Agreement) of a Credit Party except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(iv)    the Organizational Documents of any Credit Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders; or

(v)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness if as a result of such modification such indebtedness will not be permitted under the definition of Permitted Indebtedness or otherwise permitted hereunder.

Section 5.21. Restricted Payments. No Credit Party shall make any Restricted Payment; provided that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing at the time of making such Restricted Payment or would result therefrom:

(a)    any Credit Party may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person (other than Prohibited Preferred Equity Interests);

(b)    the Credit Parties may make distributions to former employees, officers, or directors of the Credit Parties or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of a Credit Party held by such Persons, provided, however, that, the aggregate amount of such redemptions made by the Credit Parties during the term of this Agreement plus the amount of Indebtedness outstanding under clause (j) of the definition of Permitted Indebtedness, does not exceed One Million Dollars ($1,000,000) in the aggregate for all former employees, officers or directors of the Credit Parties or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing);

(c)    the Credit Parties may make distributions to former employees, officers, or directors of the Credit Parties or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to the Credit Parties on account of repurchases of the Equity Interests of the Credit Parties held by such Persons so long as such Indebtedness was incurred by such Persons solely to acquire Equity Interests of a Credit Party;

(d)    any Credit Party may make Restricted Payments to any other Credit Party and any Company (that is not a Credit Party) may make Restricted Payments to any other Company;

(e)    the Credit Parties may make Restricted Payments and repurchase Equity Interests issued under stock option plans (or other incentive plans or compensation arrangements) approved by the Board of Directors of such Credit Party, not to exceed One Million Dollars ($1,000,000) in the aggregate in any twelve (12) consecutive calendar month period;

(f)    the Credit Parties may redeem, retire, purchase or otherwise acquire for value outstanding Equity Interests tendered by the holder thereof in payment of withholding or other taxes relating to the vesting, delivery, exercise, exchange or conversion of stock options, restricted stock, restricted stock units, warrants or other Equity Interests;

(g)     the Credit Parties may purchase the Capped Call Hedge Agreements and acquire common stock of the Borrower from the Capped Call Counterparty upon exercise thereof, provided that the Credit Parties shall not pay any consideration for such stock other than the amounts paid by the Borrower to the Capped Call Counterparty under any Capped Call Hedge Agreement as the purchase price of such Capped Call Hedge Agreement at the time such Capped Call Hedge Agreement became effective, together with any ordinary course fees and expenses due under such Capped Call Hedge Agreements; and

(h)    (i) the Credit Parties may acquire the common stock of the Borrower pursuant to, and in accordance with the terms of, the Stock Repurchase Program in an aggregate amount not to exceed Nine Million Dollars ($9,000,000) during the Commitment Period; and (ii) the Credit Parties may acquire the common stock of the Borrower pursuant to, and in accordance with the terms of, the Stock Repurchase Program in excess of Nine Million Dollars ($9,000,000) in the aggregate during the Commitment Period if, immediately after giving effect to such purchase, (A) the Credit Parties shall have Available Liquidity in an amount equal to or greater than Twenty Million Dollars ($20,000,000), of which at least Ten Million Dollars ($10,000,000) is comprised of unrestricted cash on hand of the Credit Parties held at financial institutions located in the United States, (B) the Leverage Ratio, after giving pro forma effect to such purchase, is at least 0.25x below the Leverage Ratio requirement then in effect, as set forth in Section 5.33(a) hereof, and (C) no Default or Event of Default shall exist.

Section 5.22. Accounting Methods. No Credit Party shall modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP), except as consented to in writing by the Administrative Agent, which consent shall not be unreasonably withheld.

Section 5.23. Investments; Controlled Investments.

(a)    Except for Permitted Investments, no Credit Party shall make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b)    From and after the date that is sixty (60) days after the Closing Date, no Credit Party shall make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless such Credit Party, as applicable, and the applicable bank or Securities Intermediary have entered into Control Agreements with the Administrative Agent governing such Permitted Investments in order to perfect (and further establish) the Administrative Agent’s Liens in such Permitted Investments; other than (i) an aggregate amount of not more than One Hundred Thousand Dollars ($100,000) at any one time, in the case of any Credit Party, (ii) amounts deposited into Deposit Accounts specially and exclusively used as petty cash accounts to the extent the balances therein do not exceed at any one time Twenty-Five Thousand Dollars ($25,000) individually, (iii) Deposit Accounts and Securities Accounts outside the United States that do not exceed One Million Dollars ($1,000,000) for any period of five Business Days, (iv) other amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Credit Party’s employees and (v) funds held in the Stock Repurchase Account not to exceed the aggregate amount the Credit Parties are permitted to expend pursuant to Section 5.21(h) hereof to acquire the common stock of the Borrower in connection with the Stock Repurchase Program. Except as provided in this Section 5.23(b), each Credit Party shall not establish or maintain any Deposit Account or Securities Account unless the Administrative Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

Section 5.24. Transactions with Affiliates. No Credit Party shall directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Credit Party or any of its Subsidiaries except for:

(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between any Credit Party or its Subsidiaries, on the one hand, and any Affiliate of any Credit Party or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to the Administrative Agent prior to the consummation thereof, if they involve one or more payments by any Credit Party or its Subsidiaries in excess of Two Million Dollars ($2,000,000) for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Credit Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate;

(b)    so long as it has been approved by such Credit Party’s Board of Directors (or comparable governing body) to the extent required by applicable law, any indemnity provided for the benefit of directors (or comparable managers) or officers of such Credit Party;

(c)    the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of such Credit Party in the ordinary course of business and consistent with industry practice;

(d)    transactions consisting of the Transactions (as hereinafter defined) and payment by the Borrower to its Subsidiaries of the respective amounts invoiced to the Borrower by its Subsidiaries in respect of the rendition of services and/or sale of goods on a “cost plus” basis (including commission payments and allocable research and development reimbursements) consistent with the ordinary course business practice (except as necessary or advisable to comply with applicable law or regulation) among the Borrower and its Subsidiaries as of the date hereof, on an arm’s-length basis (the “Transactions”), in each case which have been invoiced by the Borrower to the applicable unaffiliated account debtor (each, a “Cost Plus Payment” and collectively, “Cost Plus Payments”); provided, that, the amount of any Cost Plus Payment shall not exceed the aggregate of the invoiced amount to which such payment relates;

(e)    transactions permitted by Section 5.14 (only with respect to Indebtedness permitted by clause (b) of the definition of Permitted Indebtedness), Section 5.16, Section 5.17 (only with respect to Indebtedness permitted by clauses (j), (l), (m), (n) of the definition of Permitted Dispositions), Section 5.20, Section 5.21, Section 5.23 (only with respect to Investments permitted by clauses (e) and (j) of the definition of Permitted Investments), or any Permitted Intercompany Advance;

(f)    transactions between or among the Credit Parties;

(g)    transactions between or among Subsidiaries of the Borrower which are not Credit Parties; and

(h)    transactions between or among the Credit Parties and other Companies that are not Credit Parties upon fair and reasonable terms no less favorable to the Credit Parties thereto than would be obtained in a comparable arm’s-length transaction with a Person that is not a Company.

Section 5.25. Use of Proceeds. The proceeds of any loan made hereunder shall not be used for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (b) for the refinancing of existing Indebtedness, and (c) to fund the Borrower’s ongoing working capital and general corporate requirements; provided, that no part of the proceeds of the Loans will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, or (ii) to fund the Orad Acquisition or the fees and expenses associated therewith. The Borrower will not use the proceeds of the Loans, or knowingly lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions where doing so would be in violation of such Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person.

Section 5.26. [Reserved].

Section 5.27. Sale-Leasebacks. No Credit Party shall enter into any Sale and Leaseback Transaction unless such sale is a Permitted Disposition and any Indebtedness resulting therefrom is permitted by this Agreement.

Section 5.28. Burdensome Agreements. Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon any such Credit Party to (a) pay dividends or make any other distributions to any other Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its property to any Credit Party, (e) grant a Lien over any security interest in its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) through (d) above) for (i) this Agreement and the other Loan Documents, (ii) the Convertible Notes and the Convertible Note Indenture and any Indebtedness permitted pursuant to clause (d) of the definition of Permitted Indebtedness, (iii) any Permitted Lien, Permitted Disposition or any document or instrument governing any Permitted Lien or any Permitted Disposition; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or Permitted Disposition, (iv) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted hereunder pending the consummation of such sale, and (v) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business.

Section 5.29. Notice.

(a)    The Borrower shall cause a Financial Officer to promptly notify the Administrative Agent and the Lenders, in writing, whenever a Financial Officer has knowledge that any of the following shall occur:

(i)    a Default or Event of Default may occur hereunder;

(ii)    any litigation or proceeding against a Credit Party before a court, administrative agency or arbitrator that is reasonably likely to have a Material Adverse Effect;

(iii)    any loss exceeding Five Hundred Thousand Dollars ($500,000) covered by its property or business interruption insurance; or

(iv)    any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

(b)    The Borrower shall provide written notice to the Administrative Agent and the Lenders contemporaneously with any notice relating to a default or event of default under the Convertible Note Indenture received from the trustee under the Convertible Note Indenture.

Section 5.30. Flood Hazard. If any portion of any Mortgaged Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Credit Parties to (a) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, which such insurance shall (i) identify the addresses of each property located in a special flood hazard area, (ii) indicate the applicable flood zone designation, the flood insurance coverage and deductible relating thereto, (iii) provide that the insurer will give the Administrative Agent at least forty-five (45) days’ written notice of cancellation or non-renewal, and (iv) shall otherwise be in form and substance satisfactory to the

Administrative Agent, and (b) deliver to the Administrative Agent evidence of such compliance, in form and substance reasonably acceptable to Lender, including, without limitation, evidence of annual renewals of such insurance.

Section 5.31. Pari Passu Ranking. The Obligations shall, and the Borrower shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with all other senior Indebtedness of each Credit Party.

Section 5.32 Guaranty Under Material Indebtedness Agreement. No Credit Party shall be or become a primary obligor or Guarantor under any Material Indebtedness Agreement or with respect to Indebtedness incurred pursuant to any agreement evidencing Indebtedness equal to or in excess of Five Million Dollars ($5,000,000) unless such Credit Party shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.33. Financial Covenants.

(a)    Leverage Ratio. The Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 2.50 to 1.00.

(b)    Interest Coverage Ratio. The Borrower shall not suffer or permit at any time the Interest Coverage Ratio to be less than 3.50 to 1.00.

(c)    Maximum Capitalized Expenditures. The Borrower and its Subsidiaries shall not make Capitalized Expenditures during any fiscal year in an amount in excess of Twenty-Five Million Dollars ($25,000,000).

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Due Organization and Qualification.

(a)    Each Credit Party (i) is duly organized and existing and in good standing (or the applicable equivalent under local law) under the laws of the jurisdiction of its organization, (ii) is qualified to do business in each state where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)    As of the Closing Date, set forth on Schedule 6.1 hereto is a complete and accurate description of the authorized Equity Interests of each Credit Party by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 6.1 hereto, as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Credit Party’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. As of the Closing Date, each Credit Party is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests (other than the Convertible Notes).

Section 6.2. Due Authorization; No Conflict.

(a)    As to each Credit Party, the execution, delivery, and performance by such Credit Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Credit Party.

(b)    As to each Credit Party, the execution, delivery, and performance by such Credit Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Credit Party, the Organizational Documents of any Credit Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Credit Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Credit Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Credit Party, other than Permitted Liens, or (iv) require any approval of any Credit Party’s interest holders or any approval or consent of any Person under any Material Contract of any Credit Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

Section 6.3. Governmental Consents. The execution, delivery, and performance by each Credit Party of the Loan Documents to which such Credit Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing or recordation, as of the Closing Date.

Section 6.4. Binding Obligations; Perfected Liens.

(a)    Each Loan Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)    The Administrative Agent’s Liens on the Collateral are validly created, perfected (other than (i) (A) in respect of motor vehicles that are subject to a certificate of title and as to which the Administrative Agent has not caused its Lien to be noted on the applicable certificate of title, (B) any Deposit Accounts and Securities Accounts not subject to a Control Agreement, and (C) in respect of Collateral with respect to which a security interest may be perfected only by possession or control and as to which the Administrative Agent has not taken possession or obtained control and (ii) subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement and the recordation of the Mortgages and fixture filings, in each case, in the appropriate filing offices) first priority Liens subject only to Permitted Liens.

Section 6.5. Title to Assets; No Encumbrances. Each of the Credit Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in or licenses or other rights to use (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets (except for minor defects in title to property that do not materially interfere with their ability to conduct their business as currently conducted or to use such properties for their intended purpose) reflected in their most recent financial statements delivered pursuant to Section 5.1 hereof, in each case except for (i) assets not material to the conduct of the business having an aggregate value for all such assets of not more than One Million Dollars ($1,000,000) and (ii) assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

Section 6.6. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims. As of the Closing Date:

(a)    the name of (within the meaning of Section 9-503 of the U.C.C.) and jurisdiction of organization of each Credit Party is set forth on Schedule 6.6(a) hereto;

(b)    the chief executive office of each Credit Party is located at the address indicated on Schedule 6.6(b) hereto;

(c)    each Credit Party’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 6.6(c) hereto; and

(d)    no Credit Party holds any Commercial Tort Claims that exceed One Million Dollars ($1,000,000) in the aggregate.

Section 6.7. Litigation.

(a)    There are no actions, suits, or proceedings pending or, to the knowledge of any Credit Party, after due inquiry, threatened in writing against a Credit Party that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)    Schedule 6.7 hereto sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, Five Hundred Thousand Dollars ($500,000), that, as of the Closing Date, is pending or, to the knowledge of any Credit Party, after due inquiry, threatened in writing against a Credit Party, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of Credit Parties’ in connection with such actions, suits, or proceedings is covered by insurance.

Section 6.8. Compliance with Laws. No Credit Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.9. No Material Adverse Change. All historical quarterly and annual financial statements relating to the Credit Parties that have been delivered by the Borrower to the Administrative Agent in connection with the transactions contemplated by the Loan Documents have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to quarter-end and year-end audit adjustments) and present fairly in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period then ended. Since December 31, 2014, no event, circumstance, or change has occurred that has or could reasonably be expected to have a Material Adverse Effect.

Section 6.10. Fraudulent Transfer; Solvency.

(a)    The Borrower is Solvent and all Credit Parties, on a Consolidated basis, are Solvent.

(b)    No transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Credit Party.

Section 6.11. Employee Benefits.

(a)    No Credit Party nor any ERISA Affiliate maintains or contributes to or has any material liability, actual or contingent, under, any Pension Plan or any Multiemployer Plan.

(b)    Each Employee Benefit Plan and each Pension Plan is, and has been, maintained in substantial compliance with ERISA, the Code, all applicable laws and the terms of each such Employee Benefit Plan or Pension Plan, other than as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Each Employee Benefit Plan and each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualified status or an application for such letter is currently being processed by the Internal Revenue Service. To the knowledge of each Credit Party and each ERISA Affiliate after due inquiry, nothing has occurred which would reasonably be expected to cause the loss of such qualification.

(d)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Credit Party or ERISA Affiliate has been incurred or is expected to be incurred by any Credit Party or ERISA Affiliate with respect to any Pension Plan.

(e)    No ERISA Event exists or has occurred in the past six (6) years.

(f)    Except to the extent required under Section 4980B of the Code or similar state, local, or foreign law, or as provided in a separation agreement, severance policy, or similar arrangement, no Employee Benefit Plan provides health or other welfare benefits to former employees of any Credit Party.

(g)    No Credit Party or ERISA Affiliate has provided any security under Section 436 of the Code.

(h)    Each Foreign Plan has been maintained in compliance with its terms and with the requirements of all applicable laws, except for any noncompliance which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Credit Party, nor any of their respective ERISA Affiliates has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Environmental Condition. Except where any of the following, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (a) each Credit Party is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Credit Party owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of Hazardous Materials, accepts or has accepted for transport any Hazardous Materials or has held any interest in real property or otherwise, (b) to the knowledge of the Credit Parties after due inquiry, no Credit Party’s properties or assets has ever been used by a Credit Party, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (c) to the knowledge of the Credit Parties after due inquiry, no Credit Party’s properties or assets has ever been designated or identified in any manner pursuant to any applicable environmental protection statute as a Hazardous Materials disposal site, (d) no Credit Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Credit Party, and (e) no Credit Party nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability and no Environmental Action is pending or, to the best knowledge of each Credit Party, threatened, against any Credit Party, any real property in which any Credit Party holds or has held an interest or any past or present operation of any Credit Party.

Section 6.13. Intellectual Property. Each Credit Party owns, or holds licenses in, all material trademarks, trade names, copyrights and patents, and has rights under all material licenses, in each case that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 6.13(a) is a true, correct, and complete listing as of the Closing Date of all: (a) material unregistered trademarks, (b) registered trademarks, (c) material trade names, (d) registered copyrights, (e) issued patents, and (f) material licenses as to which any Credit Party is the owner or is an exclusive licensee (the inclusion of any trademark, trade name, copyright, patent or license on Schedule 6.13(a) hereto does not constitute a representation or warranty as to the materiality of any such item of intellectual property).

Section 6.14. Leases. Each Credit Party enjoys peaceful and undisturbed possession under all leases to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such leases are valid and subsisting and no default by the applicable Credit Party exists under any of them, except where the failure of any of the foregoing clauses, individually or in the aggregate, has not or could not reasonably be expected to have a Material Adverse Effect.

Section 6.15. Deposit Accounts and Securities Accounts. Set forth on Schedule 6.15 hereto is a listing as of the Closing Date of all of the Credit Parties’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

Section 6.16. Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about each Credit Party’s industry) furnished by or on behalf of a Credit Party in writing to the Administrative Agent or any Lender (including all information contained in the any schedule hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about each Credit Party’s industry) hereafter furnished by or on behalf of a Credit Party in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents, will be true and accurate, in all material respects, on the date as of which such information is dated or certified (or if different, the date as of which such information is dated) and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to the Administrative Agent on April 23, 2015 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, the Credit Parties’ good faith estimate, only on the date such Projections are delivered (or if different, the date as of which such information is dated), of the Credit Parties’ future performance for the periods covered thereby based upon assumptions believed by the Credit Parties to be reasonable at the time of the delivery thereof to the Administrative Agent (provided, that, it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Credit Parties, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

Section 6.17. Material Contracts. As of the Closing Date, set forth on Schedule 6.17 hereto is a list identifying the Material Contracts of each Credit Party. Except for matters which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Material Contract of a Credit Party (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Credit Party and, to each Credit Party’s knowledge, each other Person that is a party thereto in accordance with its terms, and (b) is not in default due to the action or inaction of the applicable Credit Party.

Section 6.18. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the loans made hereunder will be used by any Credit Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.19. Indebtedness. Set forth on Schedule 5.14 hereto is a true and complete list of all Indebtedness of each Credit Party outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule 5.14 accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date (or, if different, the date specified therefor on such Schedule 5.14); provided that the failure to disclose Indebtedness of the Credit Parties in an aggregate amount not greater than Two Hundred Fifty Thousand Dollars ($250,000) with respect to all Credit Parties shall not constitute a breach of this representation.

Section 6.20. Taxes. Except as otherwise permitted under Section 5.5 hereof, all tax returns and reports of each Credit Party required to be filed by any of them have been timely filed, and all taxes in excess of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Credit Party and upon their respective assets, income, businesses and franchises that are due and payable in excess of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate have been paid when due and payable or are subject to a Permitted Protest.  Each Credit Party has made adequate provision in accordance with GAAP for all taxes not yet due and payable.  Each Credit Party knows of no proposed tax assessment against a Credit Party that is not being actively contested by such Credit Party diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 6.21. Margin Stock. Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to the Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

Section 6.22. Governmental Regulation. No Credit Party is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation in the United States or any foreign jurisdiction which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 6.23. OFAC/Anti-Corruption Laws. No Credit Party, to its knowledge, is in violation, in any material respect, of any applicable law relating to Sanctions. No Credit Party (a) is a Sanctioned Person or a Sanctioned Entity, or (b) is located, organized, or resident in a country or territory that is, or whose government is, the subject of Sanctions. No proceeds of any loan made hereunder will be used by a Credit Party, any Company or their Affiliates (i) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity in violation of applicable Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person. Each Credit Party has instituted and maintained policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws.

Section 6.24. Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Credit Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance (other than routine employee grievances for which reserves in accordance with GAAP have been established and are being maintained on the books of such Credit Party) pending or threatened in writing against any Credit Party that could reasonably be expected to result in a material liability, or (c) to the knowledge of any Credit Party, after due inquiry, no union representation question existing with respect to the employees of any Credit Party and no union organizing activity taking place with respect to any of the employees of any Credit Party. No Credit Party has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law in the United States or under the law of any foreign jurisdiction, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Credit Party have not been in violation of the Fair Labor Standards Act or similar law of any foreign jurisdiction or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All material payments due from any Credit Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Credit Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.25. Locations of Equipment. As of the Closing Date, the Inventory and Equipment (other than vehicles or Equipment out for repair and other than the temporary storage of immaterial Equipment) of the Credit Parties having a value in excess of Three Hundred Thousand Dollars ($300,000) with respect to any one location, or One Million Dollars ($1,000,000) in the aggregate with respect to all such locations, are located only at, or in-transit between or to, the locations identified on Schedule 6.25 hereto.

Section 6.26. Inventory Records. Each Credit Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

Section 6.27. Use of Proceeds. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.25 hereof.

Section 6.28. No Default. (a) No Default or Event of Default has occurred and is continuing and (b) no Default or Event of Default shall occur as a result of any Credit Event.

Section 6.29. Insurance. The properties of the Credit Parties are insured (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994 with respect to any Mortgaged Real Property) with financially sound and reputable insurance companies (not Affiliates of such Persons), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party operates. As of the Closing Date, the insurance coverage of the Credit Parties is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.29 hereto.

Section 6.30. No Insolvency Proceeding. No Company (other than an Immaterial Subsidiary) is subject to any Insolvency Proceeding.

ARTICLE VII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 7.1. Payments. If the Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, Related Expenses or charges due to the Administrative Agent and the Lenders, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, or (b) all or any portion of the principal of the Obligations.

Section 7.2. Special Covenants. If any Credit Party (a) fails to perform or observe any covenant or other agreement contained in any of (a) Sections 5.3 (solely if any Credit Party fails to maintain and preserve in full force and effect, its existence), or 5.6 hereof, or (b) Sections 5.14 through 5.33 hereof (other than Sections 5.29(a)(ii) through (iv)).

Section 7.3. Other Covenants.

(a)    If any Credit Party fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.3 (other than if any Credit Party fails to maintain and preserve in full force and effect, its existence), 5.7 or 5.11 of this Agreement, or (ii) Section 6 of the Security Agreement, and such failure continues for a period of ten (10) days after the earlier of (A) the date on which such failure shall first become known to a Financial Officer or (B) the date on which written notice thereof is given to the Borrower by the Administrative Agent.

(b)    If any Credit Party fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of Section 7.1, 7.2 or 7.3(a) hereof (in which event such other provision shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to a Financial Officer of any Credit Party or (ii) the date on which written notice thereof is given to the Borrower by the Administrative Agent.

Section 7.4. Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of Three Million Dollars ($3,000,000), or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Credit Party, or with respect to any of their respective assets, and either (a) there is a period of forty-five (45) consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award.

Section 7.5. Solvency.

(a)    If an Insolvency Proceeding is commenced by a Credit Party.

(b)    If an Insolvency Proceeding is commenced against a Credit Party and any of the following events occur: (i) such Credit Party consents to the institution of such Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing the Insolvency Proceeding against such Credit Party is not dismissed within sixty (60) calendar days of the date of the filing thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Credit Party, or (v) an order for relief shall have been issued or entered therein.

Section 7.6. Discontinue Business. If a Credit Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of such Credit Party.

Section 7.7. Cross Default. If there is a default under any Material Indebtedness Agreement, and such default (a) is a payment default, or (b) results in a right by a third Person, irrespective of whether exercised, to accelerate the maturity of such Credit Party’s obligations thereunder; provided that, if such default is caused solely by the violation of a “dead hand proxy put” provision in such agreement, then such default shall not constitute an Event of Default hereunder.

Section 7.8. Representations and Warranties. If any warranty, representation, certificate, written statement, or written record made herein or in any other Loan Document or delivered in writing to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect as of the date of issuance or making or deemed making thereof.

Section 7.9. Guarantor of Payment. If the obligation of any Guarantor under any Guaranty of Payment is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement).

Section 7.10. Security. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of applicable Permitted Liens, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, Two Million Dollars ($2,000,000), or (c) as the result of an action or failure to act on the part of the Administrative Agent or any Lender.

Section 7.11. Validity of Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of the Administrative Agent or any Lender) be declared to be null and void, or a proceeding shall be commenced by a Credit Party, or by any Governmental Authority having jurisdiction over a Credit Party, seeking to establish the invalidity or unenforceability thereof, or a Credit Party shall deny that such Credit Party has any liability or obligation purported to be created under any Loan Document.

Section 7.12. ERISA Default. If an ERISA Event occurs which has or could reasonably be expected to have a Material Adverse Effect.

Section 7.13. [Reserved].

Section 7.14. Change in Control. If any Change of Control shall occur, whether directly or indirectly.

ARTICLE VIII. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13 or 7.14 hereof shall occur and be continuing, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrower to:

(a)    terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b)    accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.5 hereof shall occur:

(a)    all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lender be obligated to issue any Letter of Credit; and

(b)    the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

Section 8.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, the Borrower shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrower and any Guarantor of Payment to reimburse the Administrative Agent and the Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The Administrative Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of the Borrower and any Guarantor of Payment to reimburse the Administrative Agent and the Lenders for any then outstanding Letters of Credit.

Section 8.4. Offsets. If an Event of Default has occurred and is continuing, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrower or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of the Borrower or any Guarantor of Payment, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.

Section 8.5. Equalization Provisions. Each Lender agrees with the other Lenders that, if it at any time shall obtain any Advantage over the other Lenders, or any thereof, in respect of the Obligations (except as to Letters of Credit prior to the Administrative Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify such Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving such Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving such Advantage is required to pay interest on such Advantage to the Person recovering such Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of the Borrower (or through any Guarantor of Payment) on any Indebtedness owing by the Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by the Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 8.5 may exercise all of its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.6. Collateral. The Administrative Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C. with respect to the Collateral as set forth in the Loan Documents, in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by the Borrower or otherwise provided in law or equity. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may require the Borrower to assemble the Collateral, which the Borrower agrees to do, and make it available to the Administrative Agent and the Lenders at a reasonably convenient place to be designated by the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, with or without notice to or demand upon the Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where such Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on such Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of such Collateral) and for that purpose may pursue such Collateral wherever the same may be found, without liability for trespass or damage caused thereby to the Borrower. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to the Borrower personally or any other Person or property, all of which the Borrower hereby waives, and upon such terms and in such manner as the Administrative Agent may deem advisable, the Administrative Agent, in its discretion, may sell, assign, transfer and deliver any of such Collateral at any time, or from time to time. No prior notice need be given to the Borrower or to any other Person in the case of any such sale of such Collateral that the Administrative Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Administrative Agent shall give the Borrower not fewer than ten days prior notice of either the time and place of any public sale of such

Collateral or of the time after which any private sale or other intended disposition thereof is to be made. The Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, the Administrative Agent or the Lenders may purchase such Collateral, or any part thereof, free from any right of redemption, all of which rights the Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, the Administrative Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as the Administrative Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to the Borrower, and the Borrower shall remain liable for any deficiency. In addition, the Administrative Agent shall at all times have the right to obtain new appraisals of the Borrower or any Collateral, the cost of which shall be paid by the Borrower.

Section 8.7. Other Remedies. The remedies in this Article VIII are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Administrative Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement. In addition, the Administrative Agent shall exercise remedies, pursuant to the Loan Documents, against collateral securing the Obligations, on behalf of any affiliate of a Lender that holds Secured Obligations, and no such affiliate of a Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 8.8. Application of Proceeds.

(a)    Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrower first to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Section 10.5 hereof and to the payment of Related Expenses.

(b)    Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)    first, to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 10.5 and 10.6 hereof and to the payment of Related Expenses to the Administrative Agent;

(ii)    second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent, (C) any fees then accrued and payable to the Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure, (D) any commitment fees, amendment fees and similar fees shared pro rata among the Lenders under this Agreement that are then accrued and payable, and (E) to the extent not paid by the Borrower, to the obligations incurred by the Lenders (other than the Administrative Agent) pursuant to Sections 10.5 and 10.6 hereof;

(iii)    third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (iii), (B) the Indebtedness under any Hedge Agreement with a Lender (or an entity that is an affiliate of a then existing Lender), such amount to be based upon the net termination obligation of the Borrower under such Hedge Agreement, and (C) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements; with such payment to be pro rata among (A), (B) and (C) of this subpart (iii);

(iv)    fourth, to any remaining Secured Obligations; and

(v)    finally, any remaining surplus after all of the Secured Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

Each Lender hereby agrees to promptly provide all information reasonably requested by the Administrative Agent regarding any Bank Product Obligations owing to such Lender (or affiliate of such Lender) or any Hedge Agreement entered into by a Company with such Lender (or affiliate of such Lender), and each such Lender, on behalf of itself and any of its affiliates, hereby agrees to promptly provide notice to the Administrative Agent upon such Lender (or any of its affiliates) entering into any such Hedge Agreement or cash management services agreement.

ARTICLE IX. THE ADMINISTRATIVE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1. Appointment and Authorization.

(a)    Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its affiliates, directors, officers, attorneys or employees shall (i) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (ii) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower or any other Company, or the financial condition of the Borrower or any other Company, or (iii) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    Bank Products and Hedging Products. Each Lender that is providing Bank Products or products in connection with a Hedge Agreement (or whose affiliate is providing such products) hereby irrevocably authorizes the Administrative Agent to take such action as agent on its behalf (and its affiliate’s behalf) with respect to the Collateral and the realization of payments with respect thereto pursuant to Section 8.8(b)(iii) hereof. The Borrower and each Lender agree that the indemnification and reimbursement provisions of this Agreement shall be equally applicable to the actions of the Administrative Agent pursuant to this subpart. Each Lender hereby represents and warrants to the Administrative Agent that it has the authority to authorize the Administrative Agent as set forth above.

Section 9.2. Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent.

Section 9.3. Consultation With Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

Section 9.4. Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5. Administrative Agent and Affiliates. KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not the Administrative Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 9.6. Knowledge or Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section 9.7. Action by Administrative Agent. Subject to the other terms and conditions hereof, so long as the Administrative Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 9.8. Release of Collateral or Guarantor of Payment. In the event of a merger, transfer of assets or other transaction permitted pursuant to this Agreement where the proceeds of such merger, transfer or other transaction are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger, consolidation, dissolution or similar event, permitted pursuant to this Agreement, the Administrative Agent, at the request and expense of the Borrower, is hereby authorized by the Lenders to (a) release the relevant Collateral from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer or event, and (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement.

Section 9.9. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section 9.10. Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document, or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.10. The undertaking in this Section 9.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 9.11. Successor Administrative Agent. The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section 9.12. Issuing Lender. The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Issuing Lender and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article IX, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 9.13. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.14. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti‑terrorism law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.15. Other Agents. The Administrative Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arrangers” or other designations for purposes hereof. Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

ARTICLE X. MISCELLANEOUS

Section 10.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 10.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 10.3. Amendments, Waivers and Consents.

(a)    General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)    Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) of this Section 10.3:

(i)    Consent of Affected Lenders Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or Letter of Credit reimbursement obligations or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 10.3) or the stated rate of commitment fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the manner of pro rata application of any payments made by the Borrower to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (F) without the unanimous consent of the Lenders, release the Borrower or any Guarantor of Payment securing the Secured Obligations, except in connection with a transaction specifically permitted hereunder, or (G) without the unanimous consent of the Lenders, amend this Section 10.3 or Section 8.5 hereof.

(ii)    Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Borrower without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.

(iii) Technical and Conforming Modifications. Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, (B) to cure any ambiguity, defect or inconsistency, or (C) to the extent necessary to integrate any increase in the Commitment or new Loans pursuant to Section 2.9(b) hereof.

(c)    Replacement of Non‑Consenting Lender. If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection (c) being referred to as a “Non‑Consenting Lender”), then, so long as the Administrative Agent is not the Non‑Consenting Lender, the Administrative Agent may (and shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Non‑Consenting Lender and the Borrower, require such Non‑Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.10 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non‑Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d)    Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 10.3, regardless of its failure to agree thereto.

Section 10.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day or otherwise the following Business Day), or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices pursuant to any of the provisions hereof shall not be effective until received. For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrower shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 10.5. Costs, Expenses and Documentary Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and all Related Expenses, including but not limited to (a) syndication, administration, travel and out‑of‑pocket expenses, including but not limited to reasonable out-of-pocket attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of the Administrative Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. The Borrower also agrees to pay on demand all reasonable out-of-pocket costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders, including reasonable out-of-pocket attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Related Writing. In addition, the Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents and the other instruments and documents to be delivered hereunder, and agrees to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 10.5 shall survive any termination of this Agreement.

Section 10.6. Indemnification. The Borrower agrees to defend, indemnify and hold harmless the Administrative Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations; provided that no Lender nor the Administrative Agent shall have the right to be indemnified under this Section 10.6 for its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

Section 10.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrower and the Lenders with respect to the Loan Documents and the other Related Writings is and shall be solely that of debtor and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.9. Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Lenders and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and all of the Lenders.

Section 10.10. Lender Assignments.

(a)    Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit and any participation purchased pursuant to Section 2.2(b) or (c) or Section 8.5 hereof.

(b)    Prior Consent. No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of the Borrower and the Administrative Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of the Borrower and the Administrative Agent shall not be unreasonably withheld; provided that (i) the consent of the Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist and (ii) the Borrower shall be deemed to have granted its consent unless the Borrower has expressly objected to such assignment within five Business Days after notice thereof. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)    Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d)    Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to the Administrative Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)    Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to the Borrower and the Administrative Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to the Administrative Agent such additional amendments, assurances and other writings as the Administrative Agent may reasonably require.

(f)    Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), the Administrative Agent and the Borrower) either U.S. Internal Revenue Service Form W‑8ECI, Form W-8IMY, Form W‑8BEN, or Form W-8BEN-E, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, the Administrative Agent and the Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to the Administrative Agent and the Borrower) a new Form W‑8ECI, Form W-8IMY, Form W‑8BEN, or Form W-8BEN-E, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)    Deliveries by Borrower. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, the Borrower shall execute and deliver (i) to the Administrative Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by the Borrower in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to the Borrower marked “replaced”.

(h)    Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)    Administrative Agent to Maintain Register. Administrative Agent shall maintain at the address for notices referred to in Section 10.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 10.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a)    any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)    the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)    such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)    no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)    increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)    reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

The Borrower agrees that any Lender that sells participations pursuant to this Section 10.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of the Borrower shall not increase as a result of such transfer and the Borrower shall have no obligation to any Participant.

Section 10.12. Replacement of Affected Lenders. Each Lender agrees that, during the time in which any Lender is an Affected Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Affected Lender and the Borrower, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.11 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Affected Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Section 2.6(e) and (f) hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

Section 10.13. Patriot Act Notice. Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 10.14. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.15. Investment Purpose. Each of the Lenders represents and warrants to the Borrower that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.16. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof (except with respect to any provisions of the Administrative Agent Fee Letter or any commitment letter and fee letter between the Borrower and KeyBank that by their terms survive the termination of such agreements, in each case, which shall remain in full force and effect after the Closing Date).

Section 10.17. Limitations on Liability of the Issuing Lenders. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Issuing Lender’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 10.18. General Limitation of Liability. No claim may be made by any Credit Party or any other Person against the Administrative Agent, the Issuing Lender, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Administrative Agent and the Issuing Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether any Lender, Issuing Lender, or the Administrative Agent has been advised of the likelihood of such loss of damage.

Section 10.19. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 10.20. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.21. Governing Law; Submission to Jurisdiction.

(a)    Governing Law. This Agreement, each of the Notes and any other Related Writing shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of the Borrower, the Administrative Agent, and the Lenders shall be governed by New York law.

(b)    Submission to Jurisdiction. The Borrower hereby irrevocably submits to the non‑exclusive jurisdiction of any New York state or federal court sitting in New York County, New York, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Related Writing, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. The Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

AVID TECHNOLOGY, INC.
Address:75 Network Drive Burlington Massachusetts 01803 Attention: General Counsel	By: /s/ Tony Callini Name: Tony Callini Title: Senior Vice President of Finance
KEYBANK NATIONAL ASSOCIATION as the Administrative Agent, the Issuing Lender and as a Lender
Address:127 Public Square Cleveland, Ohio 44114-1306 Attention: Institutional Bank	By: /s/ David A. Wild Name: David A. Wild Title: Senior Vice President

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	REVOLVING CREDIT COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	100%	$35,000,000.00	$35,000,000.00
Total Commitment Amount	100%	$35,000,000.00	$35,000,000.00

SCHEDULE 2

GUARANTORS OF PAYMENT

Avid Technology Worldwide, Inc., a Delaware corporation

SCHEDULE 3

PLEDGED INTERESTS

Pledgor	Name of Subsidiary	Jurisdiction of Subsidiary	Shares	Certificate Number	Ownership Percentage
Avid Technology, Inc.	Avid Audio LLC	Delaware	N/A	N/A	100%
Avid Technology, Inc.	Avid Systems, Inc.	California	100	C-1	100%
Avid Technology, Inc.	Avid Technology Worldwide, Inc.	Delaware	1,000	1	100%
Avid Technology, Inc.	Avid CV LLC	Delaware	N/A	N/A	.025%
Avid Technology, Inc.	Euphonix Europe Limited	United Kingdom	N/A	N/A	100%*
Avid Technology, Inc.	Avid Technology Mexico, S.R.L. de C.V.	Mexico	N/A	N/A	99%*
Avid Technology, Inc.	Avid Technology KK	Japan	230	N/A	100%*
Avid Technology, Inc.	Digidesign Italy S.r.l.	Italy	N/A	N/A	5%
Avid Technology, Inc.	Brainstorm Multimedia S.L.	Spain	1	N/A	0.1%
Avid Technology Worldwide, Inc.	Avid Technology Mexico, S.R.L. de C.V.	Mexico	N/A	N/A	1%*
Avid Technology Worldwide, Inc.	Avid CV LLC	Delaware	N/A	N/A	99.975%
Avid Technology Worldwide, Inc.	Avid General Partner B.V.	The Netherlands	180	N/A	100%*
Avid Technology Worldwide, Inc.	Avid North Asia Ltd.	Hong Kong	N/A	N/A	1%

* 100% of the equity interests or stock of each first-tier Foreign Subsidiary (other than voting equity interests in excess of 65% of any such Foreign Subsidiary that is a CFC) constitute Pledged Interests.

SCHEDULE 4

MORTGAGED REAL PROPERTY

None as of the Closing Date.

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE
$______________                                    ___________, 20__

FOR VALUE RECEIVED, the undersigned, AVID TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of _________ (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

_______________________________ AND 00/100    ..........................................................................DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to the Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States.

As used herein, “Credit Agreement” means the Credit Agreement dated as of June 22, 2015, among the Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN

CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

AVID TECHNOLOGY, INC. By: Name: Title:

EXHIBIT B
FORM OF
NOTICE OF LOAN

_______________________, 20____

KeyBank National Association, as the Administrative Agent
127 Public Square
Cleveland, Ohio 44114-1306
Attention: Institutional Bank

Ladies and Gentlemen:

The undersigned, __________________, on behalf of AVID TECHNOLOGY, INC., a Delaware corporation, (the “Borrower”) refers to the Credit Agreement, dated as of June 22, 2015 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that the Borrower hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:

(a)    The Business Day of the Proposed Loan is __________, 20__.

(b)    The amount of the Proposed Loan is $_______________.

(c)    The Proposed Loan is to be a Base Rate Loan ____ / Eurodollar Loan ___.
(Check one.)

(d)    If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month ___, two months ___, three months___.
(Check one.)

The undersigned hereby certifies on behalf of the Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)    the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii)    no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)    the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

AVID TECHNOLOGY, INC. By: Name: Title:

EXHIBIT C
FORM OF
COMPLIANCE CERTIFICATE
For Fiscal Quarter ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)    I am the duly elected [President] or [Chief Financial Officer] of AVID TECHNOLOGY, INC., a Delaware corporation (the “Borrower”);

(2)    I am familiar with the terms of that certain Credit Agreement, dated as of June 22, 2015, among the Borrower, the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3)    The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4)    The representations and warranties made by the Borrower contained in each Loan Document are true and correct in all material respects as though made on and as of the date hereof; and

(5)    Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.33 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the ___ day of _________, 20___.

AVID TECHNOLOGY, INC. By: Name: Title:

EXHIBIT D
FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between ______________________ (the “Assignor”) and ______________________ (the “Assignee”) is dated as of __________ ___, 20___. The parties hereto agree as follows:

1.    Preliminary Statement. Assignor is a party to a Credit Agreement, dated as of June 22, 2015 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among AVID TECHNOLOGY, INC., a Delaware corporation (the “Borrower”), the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.    Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto and an Assigned Amount as set forth on subpart I.B of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3.    Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [__________ __, ____] (or such other date agreed to by the Administrative Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a)    receipt by the Administrative Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by the Administrative Agent and, if necessary pursuant to the provisions of Section 10.10(b) of the Credit Agreement, by the Borrower;

(b)    receipt by the Administrative Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 10.10(d) of the Credit Agreement;

(c)    receipt by the Administrative Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by the Administrative Agent, and (iv) such other information as the Administrative Agent shall request; and

(d)    receipt by the Administrative Agent from Assignor or Assignee of any other information required pursuant to Section 10.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4.    Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5.    Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, the Borrower, the Administrative Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 10.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents, and by its signature to this Assignment Agreement, agrees to be bound by and subject to the terms and conditions of the Loan Documents as if it were an original party thereto. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any other Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the other Related Writings, (iii) the financial condition or creditworthiness of the Borrower or any Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the other Related Writings, (v) the inspection of any of the property, books or records of the Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the other Related Writings, except for its or their own gross negligence or willful misconduct. Assignee appoints the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof.

6.    Indemnity. Assignee agrees to indemnify and hold harmless Assignor against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7.    Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 10.10 of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the other Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the other Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8.    Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9.    Acceptance of Administrative Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of the Administrative Agent and, if necessary pursuant to Section 10.10 of the Credit Agreement, upon the acceptance and consent of the Borrower; provided that the execution of this Assignment Agreement by the Administrative Agent and, if necessary, by the Borrower is evidence of such acceptance and consent.

10.    Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.    Governing Law. This Assignment Agreement shall be governed by the laws of the State of New York.
12.    Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

13.    Counterparts. This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Remainder of page intentionally left blank.]

14.    JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE ADMINISTRATIVE AGENT, ANY OF THE LENDERS, AND THE BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS ASSIGNMENT AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT

EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

Address: Attn: Phone: Fax:	[NAME OF THE ASSIGNOR] By: Name: Title:
Address: Attn: Phone: Fax:	[NAME OF THE ASSIGNEE] By: Name: Title:
Accepted and Consented to this ___ day of ___, 20__: KEYBANK NATIONAL ASSOCIATION as the Administrative Agent By: Name: Title:	Accepted and Consented to this ___ day of _______, 20__: AVID TECHNOLOGY, INC. By: Name: Title:

ANNEX 1
TO
ASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.     INTEREST BEING ASSIGNED TO ASSIGNEE

A.     Assigned Percentage                    __________%

B.     Assigned Amount                    $__________

II.     ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

A.     Assignee’s Commitment Percentage
under the Credit Agreement                __________%

B.    Assignee’s Commitment Amount under
the Credit Agreement                     $__________

III.     ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

A.     Assignor’s Commitment Percentage
under the Credit Agreement                __________%

B.     Assignor’s Commitment Amount
under the Credit Agreement                $__________